UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Voya Financial, Inc.

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April 10, 2019

Dear Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Voya Financial, Inc. (the “Company”), on Thursday, May 23, 2019, at 11:00 a.m., Eastern Daylight Time. The annual meeting of stockholders will be held as a virtual meeting only, accessible at the following website address: www.virtualshareholdermeeting.com/VOYA2019. The enclosed notice of annual meeting and proxy statement describe the items of business that we will conduct at the meeting and also provide you with important information about our Company, including our practices in the areas of corporate governance and executive compensation. I strongly encourage you to read these materials and then to vote your shares.

Our Board is actively engaged in strategic planning

2018 was an important year for Voya as we closed the sale of our Closed Block Variable Annuity and individual fixed and fixed indexed annuities businesses. We also announced our decision to cease new individual life insurance sales at the end of 2018 and retain the in-force block in order to focus on our higher-growth, higher-return and capital-light businesses. Finally, we conducted our second Investor Day in November 2018 where we announced our new financial targets.

As stewards of the Company, one of the Board’s key roles is overseeing strategy. The Board spent a significant amount of time during its Board meetings in 2018 discussing in the detail our growth plan and the strategy to reach our new targets. Our quarterly Board meeting in October 2018 was spent almost entirely on the Investor Day materials and directors provided critical advice and comments on both the content and the presentation of the materials.

Our Board is comprised of diverse and independent directors with skills and experiences to support our strategy and position us for long-term success

We rotated certain committee members and chairs in 2018. Pursuant to our Corporate Governance Guidelines, the Board seeks to rotate committee members and chairs on a staggered basis within each committee on an average of every five years. The rotations are intended to create a balance of fresh perspectives and continuity within each committee. See page 14 for further details.

We believe our directors bring a well-rounded variety of diversity, skills, qualifications and experiences, and represent an effective mix of deep company knowledge and fresh perspectives. Three of our nine directors are women and three of the committees are chaired by women.

Our annual shareholders’ meeting

As a result of positive feedback from our shareholders, we are excited to once again hold this year’s annual meeting virtually, as we have done since our IPO in 2013. This format will continue to enable us to use technology to open our annual meeting to shareholders all over the world and improve our communications with shareholders while still providing shareholders the same opportunities to vote and ask questions that shareholders have at in-person meetings. Please see page 15 of this proxy statement for our philosophy on holding our meeting virtually and details on the additional practices we implemented this year to enhance shareholders’ experience.

On behalf of the Board and the management team, I would like to thank you for your continuing investment and support of Voya Financial.

Very truly yours,

Rodney O. Martin, Jr.

Chairman and Chief Executive Officer

Voya Financial, Inc.

Notice of 2019 Annual Meeting of Stockholders

Time and Date	11:00 a.m., Eastern Daylight Time, on Thursday, May 23, 2019

Meeting website address	www.virtualshareholdermeeting.com/VOYA2019

Items of Business	• Election of nine directors to our board of directors for one-year terms

• An advisory vote to approve executive compensation

• Approval of the adoption of the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan

• Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019

• Transaction of such other business as may properly come before our 2019 Annual Meeting of Stockholders

Record Date

The record date for the determination of the stockholders entitled to vote at our Annual Meeting of Stockholders, or any adjournments or postponements thereof, was the close of business on March 25, 2019

Your vote is important to us. Please exercise your right to vote.

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on May 23, 2019. Our Proxy Statement, 2018 Annual Report to Stockholders and other materials are available at www.proxyvote.com.

By Order of the Board of Directors,
Jean Weng
Senior Vice President, Deputy General Counsel and Corporate Secretary
April 10, 2019

Executive Summary

This summary highlights certain information contained elsewhere in our proxy statement. You should read the entire proxy statement carefully before voting. Please see the Glossary at the end of this proxy statement for a list of certain defined terms used throughout this proxy statement.

Matters to be Voted on at our 2019 Annual Meeting:

	Matter	Board Recommendation	See This Page for More Information

1.	Election of directors	FOR each Director Nominee	2

2.	Advisory vote on the approval of executive compensation	FOR approval	21

3.	A vote to approve the adoption of the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan	FOR approval	58

4.	A vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019	FOR approval	63

Our proxy statement contains information about the matters to be voted on at our 2019 Annual Meeting of Stockholders (which we refer to in this proxy statement as the “Annual Meeting”), as well as information about our corporate governance practices, the compensation we pay our executives, and other information about our Company. Our principal executive offices are located at 230 Park Avenue, New York, New York, 10169.

Please note that we are furnishing proxy materials to our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce our impact on the environment. A Notice of Internet Availability of Proxy Materials, which contains instructions about how to access our proxy materials and vote online or by mail, will be mailed to our stockholders beginning on April 10, 2019.

Your vote is important. Please exercise your right to vote.

Part I: Corporate Governance

Agenda Item 1: Election of Directors

Our board consists of nine directors, who, pursuant to our Amended and Restated Certificate of Incorporation, are elected annually by our stockholders for one-year terms. Currently, our board consists of eight independent directors and our CEO (who also serves as chairman of the Board). David Zwiener, one of the eight independent directors, is currently our Lead Director.

At our Annual Meeting, our stockholders will be asked to elect the nine members of our board of directors.

Board Recommendation: Our board of directors unanimously recommends that our stockholders elect each of our Director Nominees described below under “—Our Director Nominees”.

OUR DIRECTOR NOMINEES

Director Nominee Facts

We believe our director nominees bring a well-rounded variety of diversity, skills, qualifications and experiences, and represent an effective mix of deep company knowledge and fresh perspectives. Our Board believes our nominees’ breadth of experience and their mix of attributes strengthen our Board’s independent leadership and effective oversight of management, in the context of our company’s businesses, our industry’s operating environment, and our company’s long-term strategy.

Our nominees:

•	are seasoned leaders who have held a diverse range of leadership positions in complex businesses (including financial services organizations);

•	have served as chief executives and in senior positions in the areas of risk, operations, finance, technology and brand development;
•	have extensive knowledge and experience in our industry;
•	bring deep and diverse experience in public and private companies; and
•	represent diverse backgrounds and viewpoints.

CORE QUALIFICATIONS AND EXPERIENCES	DIVERSITY OF SKILLS AND EXPERIENCES
✓ Integrity, business judgment and commitment	+ Financial services industry

✓ Demonstrated management ability	+ Risk management

✓ Leadership and expertise in their respective fields	+ Cybersecurity, technology and information security

✓ Financial literacy	+ Audit, tax and accounting

✓ Strategic thinking	+ Operations

✓ Reputational focus	+ Succession planning and talent development

+ Brand development, marketing and communications

+ Public company board service

+ Finance and capital allocation

+ Mergers and acquisitions experiences

Consideration of Board Diversity

The Nominating and Governance Committee is keenly focused on ensuring that a wide range of backgrounds and experiences are represented on our Board. Among the factors the Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers a number of demographics including gender, ethnicity, race, culture and geography, seeking to develop a Board that, as a whole, reflects diverse opinions and perspectives that are representative of our business.

Evaluation of our Director Nominees for Nomination and Re-Nomination

Our Nominating and Governance Committee does not set specific minimum qualifications that directors must meet in order for the Committee to recommend them to our board, but specific characteristics considered by the Committee when evaluating candidates for the Board include:

•	whether the candidate possesses significant leadership experience;
•	the candidate’s accomplishments and reputation in the business community;
•	whether the candidate is financially literate or has other professional business experience relevant to an understanding of our business; and
•	whether the nominee is independent for purposes of the New York Stock Exchange (“NYSE”) listing rules.

We appreciate the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions. In considering whether to recommend re-nomination of a director for election at our annual meeting, the Nominating and Governance Committee considers factors such as:

•	The extent to which the director’s skills, qualifications and experience continue to contribute to the success of our Board;
•	The extent to which the director continues to contribute to the diversity of our Board;
•	Attendance and participation at, and preparation for Board and Committee meetings;
•	Independence; and
•	Stockholder feedback, including the support received by director nominees at our last annual meeting.

Consideration of Stockholder Nominees

It is the policy of the Nominating and Governance Committee to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders wishing to submit potential director candidates for consideration by our Nominating and Governance Committee should submit the names of their nominees, a description of their qualifications and background, and the signed consent of the nominee to be so considered, to our Nominating and Governance Committee, care of the Corporate Secretary, Voya Financial, Inc., 230 Park Avenue, New York, New York 10169. For more information on how and when to submit a nomination, see “Part V: Other information—Frequently asked questions about our Annual Meeting—How do I submit a stockholder proposal for the 2020 Annual Meeting?”.

The Nominees

The following table sets forth our Director Nominees, their ages, their status as “independent” for purposes of NYSE listing rules, their board and business experience.

Name	Age	Independent	Director Since	Occupation	Other Public Company Boards
Curtis Arledge	53	Yes	2018	Chairman and CEO, Mariner Investment Group, LLC	None
Lynne Biggar	56	Yes	2014	Chief Marketing and Communications Officer, Visa Inc.	None
Jane P. Chwick	56	Yes	2014	Director	• Essent Group • MarketAxess • People’s United Bank, N.A.
Ruth Ann M. Gillis	64	Yes	2015	Director	• KeyCorp. • Snap-On Inc.
J. Barry Griswell	69	Yes	2013	Director	• Herman Miller, Inc.
Rodney O. Martin, Jr.	66	No	2011	Chairman of the Board and CEO, Voya Financial, Inc.	None(1)
Byron H. Pollitt, Jr.	67	Yes	2015	Director	None
Joseph V. Tripodi	63	Yes	2015	Director	None
David Zwiener (lead director)	64	Yes	2013	Operating Executive, The Carlyle Group	None
(1)	Mr. Martin is also a director of our wholly owned subsidiary, Voya Retirement Insurance and Annuity Company, which is a Securities and Exchange Commission (“SEC”) registrant.

If elected by our stockholders, the nine Director Nominees, all of whom are currently members of our board, will serve for a one-year term expiring at our 2020 Annual Meeting of Stockholders. Each duly elected director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Each of our Director Nominees has been approved and nominated for election by our board. All of our directors are elected by majority vote of our stockholders, excluding abstentions.

Below is biographical information about our Director Nominees. This information is current as of the date of this proxy statement and has been confirmed by each of the Director Nominees for inclusion in this proxy statement.

Curtis Arledge

Curtis Arledge has been a director of the Company since July 2018. Mr. Arledge is the Chairman and Chief Executive Officer of Mariner Investment Group, LLC. Mr. Arledge was the Vice Chairman of the Bank of New York Mellon Corporation and served as Chief Executive Officer of Investment Management of BNY Mellon from 2010 to 2016. More recently, he worked as Senior Research Associate at The Forum for Growth & Innovation at Harvard Business School. Prior to joining BNY Mellon, Mr. Arledge served as the Chief Investment Officer for fundamental fixed income portfolios at BlackRock, Inc., where he worked from 2008 to 2010. Prior to that, Mr. Arledge held a number of senior leadership roles at Wachovia Corp., including Global Head of Fixed Income in the Corporate and Investment Bank. Mr. Arledge holds a B.S. in Electrical Engineering from Princeton University.

Qualifications

Mr. Arledge has been selected as a Director Nominee in light of his extensive experience in the investment management industry and his extensive leadership experience with U.S. public companies.

Lynne Biggar

Lynne Biggar has been a director of the Company since October 2014, and serves as the Chairperson of our Nominating and Governance Committee. Ms. Biggar is the Executive Vice President and Chief Marketing and Communications Officer of Visa Inc. Prior to joining Visa in February 2016, Ms. Biggar was the Executive Vice President of Consumer Marketing + Revenue at Time Inc. since November 2013. Prior to that, Ms. Biggar served as Executive Vice President & General Manager of International Card Products + Experiences for American Express beginning in January 2012 and was a member of the company’s Global Management Team. From August 2009 to January 2012, Ms. Biggar served as Executive Vice President & General Manager of the Membership Rewards and Strategic Card Services group at American Express. Prior to that, Ms. Biggar led American Express’ consumer travel business from January 2005 to July 2009. Before joining American Express in 1992, Ms. Biggar held various positions in international strategy and marketing. Ms. Biggar holds a B.A. from Stanford University and an MBA, Marketing and Organizational Management from Columbia University Graduate School of Business.

Qualifications

Ms. Biggar has been selected as a Director Nominee in light of her extensive experience in brand development, marketing and strategic growth of several large public companies.

Jane P. Chwick

Jane P. Chwick has been a director of the Company since May 2014, and serves as the Chairperson of our Technology, Innovation and Operations Committee. Ms. Chwick retired as the Co-Chief Operating Officer of Technology for The Goldman Sachs Group, Inc. in 2013, where she was employed in increasingly senior positions from 1983 until 2013. Ms. Chwick serves on the boards of Essent Group, People’s United Bank, N.A., MarketAxess Holdings, Inc., ThoughtWorks Inc. and the Queens College Foundation. Ms. Chwick holds a bachelor’s degree in Mathematics from Queen’s College and a Masters of Business Administration in Management Sciences and Quantitative Methods from St. John’s University.

Qualifications

Ms. Chwick has been selected as a Director Nominee in light of her experience as chief operating officer of a major function within a global financial institution, and her experience in technology, strategy, risk management and operations.

Ruth Ann M. Gillis

Ruth Ann M. Gillis has been a director of the Company since July 2015, and serves as the Chairperson of our Compensation and Benefits Committee. Ms. Gillis retired in 2014 as the Executive Vice President and Chief Administrative Officer of Exelon Corporation and president of Exelon Business Services Company. She previously served as Executive Vice President of Exelon’s Commonwealth Edison Company subsidiary as well as Senior Vice President and Chief Financial Officer of Exelon Corporation and Unicom Corporation. Prior to joining Exelon in 1997, Ms. Gillis was Vice President, Treasurer and Chief Financial Officer at University of Chicago Hospitals and Health Systems as well as Senior Vice President and Chief Financial Officer of American National Bank, a subsidiary of First Chicago Corporation. Ms. Gillis also serves on the boards of KeyCorp. and Snap-On Incorporated. In addition, Ms. Gillis serves on the boards of The Goodman Theatre of Chicago, The Lyric Opera of Chicago and The University of Chicago Cancer Research Foundation. Ms. Gillis received a bachelor’s degree in economics from Smith College and an MBA in finance from the University of Chicago Graduate School of Business.

Qualifications

Ms. Gillis has been selected as a Director Nominee in light of her extensive experience in strategy, risk management and operations, her knowledge of accounting and finance and her experience serving as a director of other U.S. public companies.

J. Barry Griswell

J. Barry Griswell has been a director of the Company since May 2013, and serves as Chairperson of our Risk, Investment and Finance Committee. Mr. Griswell is the retired Chairman and Chief Executive Officer of Principal Financial Group, positions he held from 2002 to 2009 and 2000 to 2008, respectively. He remained a non-executive member of Principal Financial Group’s board of directors until 2010. Prior to joining Principal Financial Group in 1988, Mr. Griswell served as President and Chief Executive Officer of MetLife Marketing Corporation, a subsidiary of Metropolitan Life Insurance Company. Since 2004, Mr. Griswell has been a member of the board of directors of Herman Miller, Inc., where he currently is a member of the Executive Committee. From 2011 to 2018, Mr. Griswell was also a member of the board of directors of Och-Ziff Capital Management Group and the Chair of its Compensation Committee. From 2010 to 2013, Mr. Griswell served as a director of National Financial Partners Corp. From his retirement in 2008 from Principal Financial Group until July 1, 2013, Mr. Griswell served as the head of the Community Foundation of Greater Des Moines, first as President and, from July 2011 until July 2013, as Chief Executive Officer. Mr. Griswell has held leadership positions with several industry trade associations, including ACLI, LIMRA, the Life Underwriting Training Council and LL Global. Mr. Griswell is the co-author of The Adversity Paradox: An Unconventional Guide to Achieving Uncommon Business Success (2009). Mr. Griswell received a B.A. from Berry College and an M.B.A. from Stetson University.

Qualifications

Mr. Griswell has been selected as a Director Nominee in light of his extensive experience in the U.S. retirement and life insurance industry, his financial expertise and his experience serving as a director and officer of other U.S. public companies.

Rodney O. Martin, Jr.

Rodney O. Martin, Jr. has been our chief executive officer and a director of the Company since 2011. Mr. Martin was appointed Chairman of the board of directors upon completion of our initial public offering in May 2013, and also serves as chairman of the board’s Executive Committee. As Chief Executive Officer, Mr. Martin is responsible for the overall strategy and performance of the Company. Mr. Martin began his insurance career as an agent with Connecticut Mutual Life Insurance Company, where, from February 1975 to August 1995, he served in various marketing and management positions. Mr. Martin ultimately advanced to become president of Connecticut Mutual Insurance Services. In 1995, Mr. Martin joined the American General Life Companies as president and chief executive officer where he ran the U.S. life insurance businesses until they were acquired by American International Group, Inc. (“AIG”), in 2001. At AIG, Mr. Martin held positions of increasing responsibility, from chief operating officer of AIG Worldwide Life Insurance, chairman and chief executive officer of American Life Insurance Company, chairman of American International Assurance, and most recently, chairman of AIG’s International Life and Retirement Services businesses until November 2010. Mr. Martin serves on the board of directors of American Council of Life Insurers and has served on the board of directors of LIMRA. Mr. Martin received his bachelor’s degree in business administration from Alfred University in Alfred, N.Y., and is also a Life Underwriter Training Council Fellow.

Qualifications

Mr. Martin has been selected as a Director Nominee in light of his extensive leadership experience within the retirement and life insurance industries, his understanding of the Company’s business and the important role he has played in determining the Company’s strategy and vision as a public company.

Byron H. Pollitt, Jr.

Byron H. Pollitt, Jr. has been a director of the Company since July 2015, and serves as Chairperson of our Audit Committee. Mr. Pollitt was the Chief Financial Officer of Visa Inc. from 2007 to 2015. From 2003 to 2007, Mr. Pollitt served as Executive Vice President and Chief Financial Officer of Gap Inc. From 1990 to 2003, Mr. Pollitt held a number of senior leadership roles at The Walt Disney Company. In addition to serving as Executive Vice President and Chief Financial Officer for Walt Disney Parks and Resorts from 1999 to 2003, Mr. Pollitt also previously served as Senior Vice President and Chief Financial Officer for Disneyland Resort and Vice President of Corporate Planning. In December 2015, Mr. Pollitt was appointed to the Finance Commission of the International Federation of Red Cross and Red Crescent Societies. Mr. Pollitt served on the boards of American Red Cross Bay Area between 2005 and 2014, and Orange County between 1997 and 1999. Mr. Pollitt also serves on the Board of Councilors for the School of Dramatic Arts at the University of Southern California. Mr. Pollitt received a bachelor’s degree in business economics from the University of California-Riverside and an MBA from Harvard Business School.

Qualifications

Mr. Pollitt has been selected as a Director Nominee in light of his deep knowledge of finance and accounting and his extensive leadership experience with U.S. public companies.

Joseph V. Tripodi

Joseph V. Tripodi has been a director of the Company since April 2015. Mr. Tripodi was the Chief Marketing Officer of The Subway Corporation from December 2015 to April 2018. Prior to that, Mr. Tripodi was the Executive Vice President and Chief Marketing & Commercial Officer of The Coca-Cola Company from 2007 to February 2015. Prior to joining The Coca-Cola Company in 2007, Mr. Tripodi was Senior Vice President and Chief Marketing Officer of Allstate Insurance Company from 2003 to 2007. Mr. Tripodi also previously served as Chief Marketing Officer for The Bank of New York in 2002 and Seagram Spirits & Wine from 1999 to 2002. Prior to joining Seagram, Mr. Tripodi held several marketing roles at MasterCard International, including serving as its Executive Vice President, Global Marketing, Products and Services from 1989 to 1998. Mr. Tripodi currently serves as a director of Newman’s Own. Mr. Tripodi holds a B.A. from Harvard College and an M.S. from The London School of Economics.

Qualifications

Mr. Tripodi has been selected as a Director Nominee in light of his extensive experience in marketing, brand development, and customer experience of several large public and private companies.

David Zwiener

David Zwiener has been a director of the Company since May 2013, and serves as our Lead Director. Since March 2016, Mr. Zwiener has been engaged as an Operating Executive of The Carlyle Group. From January 2015 to March 2016, Mr. Zwiener was Interim CEO at PartnerRe Ltd. Mr. Zwiener was a Principal in Dowling Capital Partners from 2010 to 2015. Prior to joining Dowling Capital Partners, Mr. Zwiener was Chief Financial Officer of Wachovia Corporation. From 2007 to 2008, he was Managing Director and Co-Head of the Financial Institutions Group at The Carlyle Group. From 1995 to 2007, Mr. Zwiener served in increasingly responsible positions at The Hartford, rising to President and Chief Operating Officer—Property & Casualty. He previously served as a director of The Bank of N.T. Butterfield & Son Limited, Partner Re, Ltd., CNO Financial Group, The Hartford, Sheridan Healthcare, Inc., the Hartford Hospital and a trustee of the New Britain Museum of American Art. Mr. Zwiener received an A.B. degree from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University.

Qualifications

Mr. Zwiener has been selected as a Director Nominee in light of his extensive experience in the financial services and U.S. insurance industries, his knowledge of finance and accounting and his background as a director and officer of U.S. public companies.

BOARD LEADERSHIP

Our Nominating and Governance Committee has considered the leadership structure of our board, and has determined that it is in the best interest of the Company for the positions of Chief Executive Officer and Chairman to be held by a single individual, Mr. Martin. The Committee made this determination in light of Mr. Martin’s experience with the Company; the nature of the leadership he has demonstrated within our Company and on our board; and the role fulfilled by Mr. Zwiener, our Lead Director, as described below. The Committee believes that this structure is appropriate for us because it allows the individual with primary responsibility for managing the Company’s day-to-day operations, the Chief Executive Officer, to chair regular board meetings and focus the directors’ attention on the issues of greatest importance to the Company and its stockholders while also providing for effective oversight by the Board through an independent lead director. It is the policy of our Board that, during any period where the Chairman of the board is not “independent” for purposes of the NYSE listing rules, the Board will appoint a Lead Director who will be an independent director. Mr. Zwiener is an independent director.

We believe effective independent board leadership is a key component of good corporate governance and long-term value creation. As such, our Board believes that an effective Lead Director must:

•

Be a good communicator: since the role requires facilitating discussions among board members, between directors and the CEO/management, and engaging with other stakeholders, strong communications skills are necessary.

•	Have the required time commitment: given the key functions of the position, the role requires a significant time commitment to execute responsibilities effectively.

•	Have relevant industry expertise: the Lead Director acts as a sounding board to our Chief Executive Officer and we believe relevant industry expertise enhances the effectiveness of the role.

•	Have personal effectiveness: the ability to earn support of other directors and management; and sound judgment and leadership are key to the effectiveness of the role.

Key Functions and Responsibilities of our Lead Director

The following table outlines the key functions and responsibilities of our Lead Director:

Function	Description	Responsibilities
Board Leadership	Leads independent directors and acts as a liaison between independent directors and the CEO/senior executives

•  Acts as liaison between independent directors and the CEO

•  Acts as a sounding board and advisor to the CEO

•  Has the authority to call meetings of the independent directors

•  Leads meetings of independent directors, including executive sessions

•  Participates in CEO succession planning

Board Oversight of Strategy	Ensures board ownership of strategy and provides guidance to the CEO on execution of the strategy, when needed

•  Ensures that the Board periodically reviews our long-term strategy

•  Ensures that the Board oversees management’s execution of the long-term strategy

•  Assists in aligning governance structures and company culture with the long-term strategy

•  Provides guidance to the CEO on executing the long-term strategy

Board Culture	Fosters an environment of open dialogue and constructive feedback

•  Encourages director participation by fostering an environment of open dialogue and constructive feedback among independent directors

•  Helps ensure efficient and effective board performance and functioning

Board Meetings	Reviews and approves board meeting agendas; follows up on meeting outcomes

•  Consults on and approves Board meeting agendas with inputs from other directors

•  Consults on and approves Board meeting schedules to ensure there is sufficient time for discussion on all agenda items

•  Advises the CEO of the Board’s information needs and ensure the timeliness of information provided to the Board

•  Follows up on meeting outcomes

BOARD ROLE IN RISK OVERSIGHT

Our board carries out its risk oversight function through its regularly scheduled meetings, through its committees (including the Audit Committee, which consistent with NYSE rules has a central role in risk oversight), and through informal interactions and discussions between our directors and our senior management. In particular, the committees of our board focus on overseeing the following risks:

The Board receives regular reports from the management risk committee of the Company and the Company’s Chief Risk Officer on the Company’s ongoing adherence to the Board’s risk-related policies and the status of the Company’s risk management programs.

BOARD OPERATIONS

Our directors are actively engaged inside and outside of Board meetings.

Actively Engaged Board and Outstanding Attendance

8 BOARD MEETINGS IN 2018	33 STANDING COMMITTEE MEETINGS IN 2018	24 EXECUTIVE SESSIONS IN 2018	> 50 MEETINGS OF LEAD DIRECTOR AND COMMITTEE CHAIRPERSONS OUTSIDE OF BOARD MEETINGS

No directors attended fewer than 75% of the aggregate number of meetings of the board and of the board committees on which the director served during 2018, the threshold for disclosure under SEC rules. In 2018, our directors attended 97% of the combined total meetings of the full Board and Committees on which they served. In addition, we encourage our directors to attend each of our annual meetings and in 2018, all of our directors attended the annual meeting of stockholders.

Discussions and Communications Outside of Board Meetings

The chairpersons of our Committees as well as our Lead Director meet and speak regularly with members of our management in between Board meetings. The chairpersons of our Committees have regular meetings with our management prior to Committee meetings to review meeting agendas, time allocated to each agenda item, meeting materials and discuss specific agenda items in order to ensure that the meeting would sufficiently fulfill the information needs of the Committee members. After each meeting and on an ad hoc basis as needed, Committee chairpersons provide feedback to management in preparation for future meetings. Our Lead Director conducts similar meetings with our CEO with respect to Board meetings. In addition, directors have discussions with each other and our senior management team and other key employees outside of Board meetings as needed.

Our directors also receive weekly analyst reports on the Company and its peers, and on a quarterly basis, they receive feedback from senior management on our meetings and interactions with investors.

Site Visits

Every year, our board conducts one of its in-person meetings outside of our headquarters to help enhance the directors’ understanding of our businesses. In 2018, our directors visited our Atlanta, GA office where a large portion of our investment management and finance employees are located. Directors spent time with our investment management team to gain further understanding of our investment process and tour our trading floor. We believe this and other similar visits deepen our directors’ understanding of our operations and provide them with in-person, hands-on insight to enhance their ability to guide the Company’s overall strategy and direction.

Board and Committee Self-Assessments

Our Board continually seeks to improve its performance. Pursuant to NYSE requirements, our Corporate Governance Guidelines and the charters of each Committee, the Board and each of its Committees are required to conduct a self-evaluation at least annually. In 2019, the Nominating and Governance Committee initiated a change for gathering Board feedback. In lieu of soliciting feedback through a questionnaire, one-on-one discussions were conducted with each director. The Corporate Secretary initiated the feedback process by developing and circulating a list of potential topics to directors for consideration in advance of the Board’s evaluation discussion. The Corporate Secretary then scheduled time to meet with each individual director to gather input and feedback. Summaries of the discussions were prepared and shared with each committee and the full Board, and were discussed in executive sessions of each Committee and the full Board. The chairpersons of each Committee and the Lead Director shared the results of the discussions with management to address any requests or enhancements in practices that may be warranted.

Our processes enable directors to provide confidential feedback on topics including:

•	Board/Committee information and materials;

•	Board/Committee meeting mechanics and structure;

•	Board/Committee composition;

•	Board/Committee responsibilities and accountability;

•	Board meeting content and conduct; and

•	Overall performance of Board members.

While this formal self-evaluation is conducted on an annual basis, directors share perspectives, feedback and suggestions with management and each other year-round.

DIRECTOR INDEPENDENCE

As required by NYSE rules, our board of directors considers annually whether each of its members is “independent” for purposes of NYSE rules. Those rules provide that a director is “independent” if our board determines that the director does not have any direct or indirect material relationship with Voya Financial.

Our board has determined that each of Mses. Biggar, Chwick, Gillis and Wright1, and Messrs. Arledge, Griswell, Pollitt, Tripodi and Zwiener, are independent. This determination was based, in part, on detailed information that each director provided our board regarding his or her business and professional relationships, and those of his or her family members, with Voya Financial and those entities with which we have significant business or financial interactions.

In making its independence determinations, our board considered both the “bright line” independence criteria set forth in NYSE rules, as well as other relationships which, although not expressly inconsistent with independence under NYSE, may nevertheless have been determined to constitute a “material direct or indirect relationship” that would prevent a director from being independent. These included relationships and transactions in the following categories, which our board has deemed immaterial to the Director’s independence due to the nature of the relationship or transaction or the amount involved:

•

Ordinary course customer or client transactions. Ordinary-course transactions between the Company and another entity, where the other entity is our customer or client, or where we are the customer or client of the other entity, and where our director:

¡

is a non-executive director of the other entity (Mses. Chwick and Wright); and where the annual payments made or received by the Company do not exceed the greater of $1 million or 2 percent of the other entity’s gross revenues.

•

Ordinary course charitable donations. Charitable donations made in the ordinary course (including through our matching gift program) to a charitable organization of which our director (Messrs. Arledge, Griswell and Pollitt, and Mses. Biggar, Chwick, Gillis and Wright) is a board member or trustee, or holds a similar position.

[1]	Ms. Deborah Wright was a director of our Board in 2018. Ms. Wright resigned from our Board on January 31, 2019.

BOARD COMMITTEES

Our board of directors has the following committees: Audit, Compensation and Benefits, Nominating and Governance, Risk, Investment and Finance, Technology, Innovation and Operations, and Executive. The current members of the Board and the committees of the Board on which they currently serve are identified below.

	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee	Risk, Investment and Finance Committee	Technology, Innovation and Operations Committee	Executive Committee

Rodney O. Martin, Jr. (Chairman of the Board of Directors and CEO)

David Zwiener (Lead Director)

Curtis Arledge

Lynne Biggar

Jane P. Chwick

Ruth Ann M. Gillis

J. Barry Griswell

Byron H. Pollitt, Jr.

Joseph V. Tripodi

= Member

= Chair

Audit Committee

The Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities of the financial reports and other financial information filed with the SEC or provided by us to regulators; our risk and capital profile and policies; our independent auditors’ qualifications and independence; and the performance of our independent auditors and our internal audit function.

See Part III—Audit-Related Matters of this proxy statement for additional information about our Audit Committee.

Compensation and Benefits Committee

The Compensation and Benefits Committee is responsible for annually reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluating his or her performance in light of these goals; determining the compensation of our executive officers and other appropriate officers, and administering our incentive and equity-based compensation plans.

The Compensation and Benefits Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the board of directors or management. With respect to compensation consultants retained to assist in the evaluation of director, chief executive officer or senior executive compensation, this authority is vested solely in the Compensation and Benefits Committee.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying and recommending candidates for election to our board of directors and each committee of our board of directors; reviewing and reporting to the board of directors on compensation of directors and board committee members; and developing, recommending and monitoring corporate governance principles applicable to the board of directors and the Company as a whole.

The Nominating and Governance Committee has primary responsibility for succession planning for the CEO. It oversees the development of the process and protocols regarding succession plans for the CEO and reviews the development of individual high-potential executives. The Committee’s involvement in leadership development and succession planning is systematic and ongoing, and includes regular meetings with high-potential executives.

Risk, Investment and Finance Committee

The Risk, Investment and Finance Committee is responsible for overseeing and reviewing information regarding enterprise risk management; reviewing the investment strategy, portfolio composition and investment performance pertaining to our general account; monitoring our capital needs, liquidity and financing arrangements, our ability to access capital markets and our financing plans; and reviewing and make recommendations to the Board with respect to our capital management policies, including repurchases of securities, dividends on our common stock and preferred stock and stock splits.

Technology, Innovation and Operations Committee

The Technology, Innovation and Operations Committee is responsible for reviewing technology and innovation strategies and associated budgets; reviewing measurements and tracking systems in place to achieve successful innovation; monitoring existing and future trends in technology and innovation; reviewing technology risk exposures, including cybersecurity risks, and steps to monitor and control such exposures and reviewing risk management and risk assessment guidelines and policies regarding technology risks.

Executive Committee of the Board

The Executive Committee of the Board is responsible for taking action where required in exigent circumstances, where it is impracticable to convene, or obtain the unanimous written consent of, the full board of directors.

VIRTUAL MEETING PHILOSOPHY AND PRACTICES

We will once again hold our annual meeting virtually this year, as we have done since our IPO in 2013. The Board believes that holding the annual meeting in a virtual format provides the opportunity for participation by a broader group of shareholders, while saving the Company’s and investors’ time and money, and reduces our environmental impact. The Board intends for the virtual meeting format to provide shareholders with an enhanced level of transparency and participation compared to the traditional in-person meeting format, and the Company has taken the following steps to ensure such an experience:

•	Providing shareholders with the ability to submit appropriate questions ahead of the meeting through the virtual meeting web portal;

•	Providing shareholders with the ability to submit appropriate questions during the meeting either through the virtual meeting platform or via telephone;

•

Answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination; we have posted the rules of conduct on the virtual meeting web portal;

•	Publishing all appropriate questions that cannot be answered during the meeting due to time constraints with answers following the meeting and

•	Providing technical support through dedicated phone lines before and during the meeting.

Details regarding how to participate in the annual meeting are more fully described on page 69 of this proxy statement.

STOCKHOLDER ENGAGEMENT

In an effort to continuously improve our corporate governance processes and communications, we developed in 2016 an annual engagement plan to systematically reach out to stockholders and to proactively address issues that are important to our stockholders. We value stockholders’ views and insights and believe that two-way dialogue builds informed relationships that promote transparency and accountability by deepening our Board’s understanding of stockholder concerns, and providing stockholders with insight into our Board’s processes.

Stockholder Engagement Cycle

In the fall of 2018, we reached out to our top 40 stockholders who owned approximately 125 million shares, or approximately 78% of our then-outstanding common stock, for engagement. We also met with certain of the proxy advisory firms followed by some of our large stockholders. The topics that stockholders communicated with us during these engagement meetings included board oversight of firm strategy, compensation metrics, governance practices, philosophy on capital deployment, and disclosure. We shared the feedback from stockholders with the Nominating and Governance Committee and compensation-specific feedback with the Compensation and Benefits Committee. The feedback informed some of the changes that we made this year to our compensation programs. See Part II: Compensation Matters for more details.

CORPORATE GOVERNANCE BEST PRACTICES

We believe that strong and sustainable corporate governance is essential to the effective oversight of the Company. As such, we continuously review and strive to improve our corporate governance practices. We list below our current key corporate governance practices:

• Proactive stockholder engagement plan	✓

• Annual election of directors	✓

• Majority voting of directors	✓

• Independent directors meet regularly in executive sessions, including with our external auditors	✓

• Annual board and committee self-evaluations	✓

• Annual advisory vote on executive compensation	✓

• Stock ownership requirements for directors and executive officers	✓

• No poison pill	✓

• Director orientation and continuing education	✓

• Anti-hedging and anti-pledging policies for directors and employees (including officers)	✓

• 97% board and committee attendance	✓

• 100% independent standing Board Committees	✓

BOARD CONTINUING EDUCATION

In 2015, we revised our Corporate Governance Guidelines to encourage directors to attend director continuing education courses by providing reimbursement of such courses sponsored by recognized organizations for up to $15,000 per year per director. Our directors utilize this program actively and participated in numerous external training and director forums in 2018. In addition to such reimbursement, we provide directly, and with the assistance of outside advisors, presentations to the Board on current issues or topics relevant to the Board, including corporate governance trends and practices, and external perspectives and views of analysts and investors. For new directors, we provide a half-day orientation where senior management provides detailed presentations on our strategies and operations.

OUR EXECUTIVE OFFICERS

Management of the Company is led by the Management Executive Committee, which comprises of all of the executive officers set forth below. The Management Executive Committee is tasked with setting corporate strategy, managing overall operating performance, building a cohesive culture and establishing our organizational structure. The following table presents information regarding our executive officers as of the date of this proxy statement.

Name	Age	Position
Rodney O. Martin, Jr.	66	Chairman and Chief Executive Officer
Nancy Ferrara	54	Executive Vice President of Operations and Continuous Improvement
Christine Hurtsellers	55	Chief Executive Officer, Investment Management
Charles P. Nelson	57	Chief Executive Officer, Retirement and Employee Benefits
Margaret M. Parent.	57	Executive Vice President and Chief Administrative Officer
Kevin D. Silva	65	Executive Vice President and Chief Human Resources Officer
Michael S. Smith	55	Executive Vice President, Chief Financial Officer and Interim Chief Risk Officer
Patricia J. Walsh	53	Executive Vice President and Chief Legal Officer

Set forth below is biographical information about each of the executive officers named in the table above.

Rodney O. Martin, Jr. has served as Chief Executive Officer and a member of the Board of Directors of Voya Financial, Inc. since April 2011. Additional biographical information regarding Mr. Martin is provided above, under “Our Director Nominees”.

Nancy Ferrara has served as Executive Vice President of Operations and Continuous Improvement of the Company since September 2016. Prior to that, Ms. Ferrara was Senior Managing Director of Operations for Voya. Prior to joining Voya in April 2012, Ms. Ferrara served as Operations Executive of the Financial Services Division at AIG in 2008 and went on to lead divestiture separation teams at AIG from 2009 until 2012. Prior to that, Ms. Ferrara served in a number of senior leadership roles at J.P. Morgan Chase. Ms. Ferrara has an M.B.A. from Hofstra University and a B.A. from Providence College.

Christine Hurtsellers has served as Chief Executive Officer of our Investment Management since September 2016. Prior to that, Ms. Hurtsellers was the Chief Investment Officer of Fixed Income at Voya Investment Management from 2009 to 2016, and prior to that, she was the head of Structured Finance from 2005 to 2008. Ms. Hurtsellers is a board member of Pomona Capital, and a member of the U.S. Treasury Borrowing Advisory Committee. Prior to joining Voya in 2004, Ms. Hurtsellers was a senior portfolio manager at the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Prior to Freddie Mac, she was a portfolio manager at Alliance Capital Management and Banc One, and a client consultant at Pentalpha Capital Group. Ms. Hurtsellers received a B.A. in Finance from Indiana University Kelley School of Business, and holds the Chartered Financial Analyst® designation.

Charles P. Nelson has served as Chief Executive Officer of our Retirement business since May 2015. Since April 2018, Mr. Nelson is also the Chief Executive Officer of our Employee Benefits business. Prior to joining the Company, Mr. Nelson was with Great-West Financial since 1983. Mr. Nelson served as president of Retirement Services for Great-West from 2008 through September 2014 and most recently led the legacy Great-West retirement business of Empower Retirement, a business unit of Great-West Life & Annuity Insurance Company. Mr. Nelson served as the past president of the Board of Directors for The SPARK Institute, a trade institute that represents the entire spectrum of defined contribution service providers. Mr. Nelson has also been a member of the National Association of Government Defined Contribution Administrators (NAGDCA) since 1985. Mr. Nelson is a graduate of Whitman College with a degree in chemistry and economics. He was appointed to the Whitman College Board of Overseers in 2008 through 2017.

Margaret M. Parent has served as the Executive Vice President and Chief Administrative Officer of the Company since April 2018 and had served as Executive Vice President, Technology, Innovation and Operations of the Company since October 2016. Ms. Parent is focused on driving customer experience and innovation throughout the Company to improve customer outcomes and gain competitive advantage. Prior to joining Voya in October 2016, Ms. Parent served as Managing Director, Americas head of Corporate Technology, at Deutsche Bank AG from January 2015. Prior to joining Deutsche Bank, Ms. Parent held the title of Managing Director at Credit Suisse AG from December 2013. Ms. Parent’s 35-year career also includes serving in a number of leadership roles at Morgan Stanley, spanning 21 years. During her tenure, she held the title of Managing Director and Chief Operating Officer, Global Operations, Technology and Data, as well as Morgan Stanley’s Chief Information Officer, Americas, from 2011 to 2013. Ms. Parent has a Bachelor’s degree in government from Bowdoin College.

Kevin D. Silva has served as Executive Vice President and Chief Human Resources Officer of the Company since February 2012. Prior to his current position, from 2009 to 2012, he served as Chief Human Resources Officer at Argo Group International, a global, publicly traded specialty insurance company. Prior to joining Argo, Mr. Silva spent more than 13 years (1996-2009) at MBIA Insurance Corporation where he served as Chief Administrative Officer responsible for the human resources, communications, corporate administration, governmental relations, information resources, facilities, telecommunications, and records-management functions. Mr. Silva has also served in senior human resources leadership roles with Merrill Lynch (1993-1995), MasterCard International (1989-1993), and Pepsi Cola Company (1979-1989). Mr. Silva earned a bachelor’s degree in Communications from St. John’s University and a master’s degree in Psychology from New York University.

Michael S. Smith has served as Executive Vice President and Chief Financial Officer of the Company since November 2016 and is responsible for strategic finance, capital management, actuarial, tax, insurance investments, controllership, financial reporting, procurement, expense management, treasury and investor relations. Since April 1, 2019, Mr. Smith has also served as our Interim Chief Risk Officer. Prior to becoming CFO, Mr. Smith served as Chief Executive Officer of our Insurance Solutions and Closed Block Variable Annuity business since January 2014. Prior to that, Mr. Smith served as the Executive Vice President and Chief Risk Officer of the Company since December 2012. Mr. Smith joined the Company in May 2009 first as Chief Financial Officer and Chief Insurance Risk Officer of the annuity business and subsequently as Chief Executive Officer of Annuity Manufacturing. Prior to joining the Company, from 1988 to 2009, Mr. Smith was employed by Lincoln Financial Group (“LNC”) where he held several positions, including head of Profitability and Risk Management for Retirement Solutions at LNC, Chief Actuarial Officer for Lincoln National Life, Chief Administrative Officer and Chief Financial Officer for Lincoln Financial Distributors, Inc., Chief Financial Officer and Chief Risk Officer for LNC’s Life and Annuity division and head of customer support for LNC’s Employer Markets division. Mr. Smith holds bachelor’s degrees in Economics and Russian Studies from the University of Michigan. He attained Fellowship in the Society of Actuaries in 1990 and is also a Member of the American Academy of Actuaries. He also attained his CFA Charter holder designation in 2003.

Patricia J. Walsh has served as Executive Vice President and Chief Legal Officer of the Company since September 2015. In 2018, Ms. Walsh also assumed responsibility for Corporate Development and Corporate Audit. Prior to joining the Company, Ms. Walsh was Deputy General Counsel and Global Chief Compliance Officer of Cigna Corporation. Ms. Walsh joined Cigna in 2011 as Chief Counsel for Cigna’s U.S. businesses. Prior to Cigna, Ms. Walsh held several leadership roles during her tenure at Massachusetts Mutual Life Insurance, serving as Senior Vice President and Deputy General Counsel for the company, and most recently, as Senior Vice President and Chief of Staff to the Chairman and CEO. Ms. Walsh holds a bachelor’s degree in economics from Mount Holyoke College, a master’s degree in public affairs from Princeton University and a J.D. from Yale Law School.

CORPORATE RESPONSIBILITY

Corporate responsibility is a business imperative woven throughout our enterprise. We regard corporate responsibility as an investment in society and in the success of the Company. As a responsible corporate citizen, we simultaneously consider our impacts on the marketplace, society and the environment. We have an unwavering commitment to conduct business in a way that is ethically, economically, socially and environmentally responsible.

As such, we implement initiatives that integrate responsible and sustainable thinking into our operations, positively impact our communities and minimize our impact on the planet. Our work is guided by corporate responsibility standards and frameworks and informed by analysis of key impacts, identification of risks and opportunities and stakeholder input. We report publicly in our corporate responsibility annual report and on our website the progress on our corporate responsibility commitments, and disclose our environmental, social and governance data to investors on an ongoing basis. Corporate responsibility is governed by our Corporate Responsibility Executive Council, composed of our most senior leaders and headed by our CEO. We report our corporate responsibility performance to the Nominating and Governance Committee on an annual, and as needed, basis.

Political Contributions Oversight and Disclosure

Our Nominating and Governance Committee, a committee comprised solely of independent directors, provides oversight of the Company’s political contributions and lobbying expenses. As part of its oversight role, it reviews our political activity policy and monitors our ongoing political strategy as it relates to the overall public policy objectives for the Company. The Committee also reviews an annual report on our political contributions and lobbying expenses. This report is available at investors.voya.com/financial-reporting/annual-reports. Political contributions made by Voya Financial Political Action Committee (PAC) provide a voice for the Company and its employees so that they may participate in the American democratic process. The PAC supports candidates from both major political parties and Independents who understand the importance of helping people responsibly save for retirement and manage their financial assets. PAC disbursement decisions are made by the officers of the PAC consistent with the PAC’s bylaws and based upon a candidate’s state or Congressional district. Candidates are vetted by the Company’s Corporate Communications team for public statements inconsistent with the Company’s corporate values. The PAC relies on outside legal expertise to address new or emerging issues and an outside vendor for the administration of the PAC.

Community Investment

We conduct our community investment work through Voya Foundation whose primary work focuses on financial resilience: STEM (science, technology, engineering and mathematics) education for K-8th graders; financial literacy for 9-12th graders; teacher training and employee matching gifts. Through Voya Foundation, employees receive dollar-for-dollar matches to eligible nonprofits of their choice. The annual maximum match is $5,000 for employees and $25,000 for our senior management and directors. In 2018, employees donated more than $3 million to over 3600 nonprofit organizations in the U.S. In addition, full-time employees receive 40 hours of paid volunteer-time-away at eligible nonprofits per year and part-time employees receive 20 hours per year. Voya employees volunteered more than 41,000 hours in 2018. On Voya’s fifth annual National Day of Service in 2018, employees volunteered over 13,600 hours in one day supporting 130 local nonprofit organizations.

Part II: Compensation Matters

Agenda Item 2. An Advisory Vote to Approve Executive Compensation

Section 14A of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) requires that stockholders be given the opportunity to cast an advisory vote on the compensation of our named executive officers, or “NEOs”. Our NEO compensation for 2018 is disclosed and discussed in detail below.

We believe that the success of our business is based on our ability to attract, retain and motivate the executive officers who determine our strategy and provide the leadership necessary to ensure we execute our business plan and drive long-term value creation for our stockholders. To support the achievement of these objectives, we focus our executive compensation programs on the principle of pay-for-performance. Consistent with this principle, our programs condition a significant portion of compensation our executives receive on the achievement of business and individual performance results.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is only advisory and will not be binding on the Compensation and Benefits Committee of the board of directors, which is responsible for determining the compensation of our NEOs. The results of the vote will be taken into account, however, by our Compensation and Benefits Committee when considering our compensation policies and procedures. We have determined that this vote will occur annually and so the next advisory vote will take place at our 2020 Annual Meeting of Stockholders.

Board Recommendation: Our board of directors unanimously recommends that stockholders vote FOR the resolution approving the compensation paid to the Named Executive Officers.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis describes our compensation objectives, summarizes changes to our executive compensation program and reviews compensation decisions for our NEOs. For 2018, our NEOs were as follows:

Name	Position
Rodney O. Martin, Jr.	Chairman and Chief Executive Officer
Michael S. Smith	Executive Vice President and Chief Financial Officer
Christine Hurtsellers	Chief Executive Officer, Investment Management
Charles P. Nelson	Chief Executive Officer, Retirement and Employee Benefits
Patricia J. Walsh	Executive Vice President and Chief Legal Officer

Former Executive
Alain M. Karaoglan	Former Executive Vice President and Chief Operating Officer (1)

(1)	Mr. Karaoglan was Executive Vice President and Chief Operating Officer until March 30, 2018.

Compensation Disclosure Roadmap

1. How did we perform?	√ Delivered strong business growth in each of our segments, including significant full service recurring deposits in Retirement, strong institutional netflows in Investment Management, and significant growth in in-force premium in Employee Benefits √ Achieved strong capital position with excess capital of $871 million at year-end 2018 and an estimated combined risk-based capital ratio of 479% at December 31, 2018 that is well above our target of 400% √ Closed the sale of our CBVA and annuities businesses and completed the strategic review of our Individual Life business
2. What did we change for 2018?	√ Removed distributable cashflow as a compensation metric from our annual incentive program to increase the weight of metrics that emphasize operating results in our compensation process √ Removed overlapping metrics in the annual and long-term incentive programs √ Changed the definition of Adjusted Operating Return on Equity to be simpler and more consistent with how others in our industry define return on equity
3. How do we determine pay?	√ Set pay levels commensurate with sustained performance and the need to attract and retain high quality talent √ Multiple factors are taken into consideration in determining pay, including the alignment of total pay opportunity and pay outcomes with performance, external market data and the advice of the Compensation and Benefits Committee's independent consultant √ Design pay programs to reward performance, mitigate risks and align with stockholder interests by having a significant portion composed of long-term incentive awards
4. How did we pay for performance?	√ A significant portion of the NEOs' variable compensation is in equity, which strengthens the alignment of our executives' compensation with our stock price √ Payouts are aligned with our annual and long-term performance results √ Annual incentive is funded at 127% of target based on performance of three metrics. See p. 35 √ 55% of long-term awards are PSUs that vest based on our relative total shareholder return over a 3-year period, therefore the payout of the PSUs is directly impacted by our stock price movements, hence strongly aligned with shareholder interests
5. How do we address risk and governance?	√ Provide an appropriate balance of short- and long-term compensation, with payouts based on our stock price, overall financial performance and individual contribution √ Follow practices that promote good governance and serve the interests of our stockholders, with a rigorous clawback policy, anti-pledging and anti-hedging policy, and robust stock ownership requirements √ Subject NEOs to a non-compete agreement, the terms of which were thoughtfully designed and will help us attract and retain top talents √ The Compensation and Benefits Committee receives an annual report from the Chief Risk Officer on the compensation program risk review
6. Why you should approve our say-on-pay vote	• **Robust growth in our higher-growth, higher-return, capital-light businesses demonstrates our business' continued support of long-term shareholder value** • **2018 incentive payouts for our NEOs are aligned with overall company performance** • **Pay practices are responsive to shareholders and aligned with shareholder interests** • **Pay practices are tied to robust risk management and a strong corporate governance framework**

1.	How did we perform?

Strong organic growth and on track to realize significant cost savings.

All of our businesses achieved significant organic growth in 2018. Retirement’s full service recurring deposits reached $9 billion in 2018, which grew 10% year over year. Investment Management achieved institutional net flows of $3.4 billion, an increase of 4.7% year-over-year. And Employee Benefits’ voluntary in-force premiums grew 21% in 2018.

We held our Investor Day on November 13, 2018 where we announced our new financial targets, including the normalized adjusted operating earnings per share growth of at least 10% annually through 2021. In addition, we announced a cost savings target of an additional $100 million run-rate savings, incremental to expense savings previously announced, expected by the end of 2020. We are on track to realize the total of $230-$250 million of cost savings by the end of 2020.

Further execution of our focus on higher-growth, higher-return, capital-light businesses.

We announced in November 2018 the conclusion of our strategic review of our Individual Life business. We ceased all new sales of individual life insurance on December 31, 2018 and retained the in-force block of policies. This decision aligns with our plans to focus on our higher-growth, higher-return, capital-light businesses: Retirement, Investment Management and Employee Benefits. Further, continuing to own the in-force block will benefit shareholders in that it will provide earnings and capital diversification and generate higher free cash flows. Specifically, we expect our Individual Life business to increase free cash flow conversion to 70% to 80% and generate meaningful free cash flow of at least $1 billion over the next five to six years.

We also closed the sale of our CBVA and annuities businesses on June 1, 2018 as planned.

Strong capital position.

We maintained robust capital with excess capital of $871 million at December 31, 2018 and a strong estimated combined risk-based capital ratio of 479% at December 31, 2018, well above our new target of 400%. In 2018, we continued to provide value to stockholders by repurchasing $1.5 billion of our common stock. Since our IPO and through year-end 2018, we had repurchased $5.1 billion of our common stock, representing 46% of our shares outstanding at IPO.

2.	What did we change for 2018?

2018 Compensation Highlights—What is New in 2018

We made several notable changes to our compensation program in 2018. The changes are a result of our continued transformation to adopt best practices that align with shareholder interest and our strategy, our review of the say-on-pay vote result in the 2018 annual meeting and also reflect the feedback we have received from shareholders and proxy advisors in our proactive shareholder outreach program. The key changes in 2018 are described below:

What we changed in the annual incentive program	Why we made the change

Removed Distributable Cashflow from our annual incentive program

As we disclosed in last year’s proxy statement, consistent with our evolving business strategy, we have been assigning less weight to this metric over the past couple of years. We had planned to remove this metric from the annual incentive program in 2018 to increase the weight of metrics that emphasize operating results in our compensation process.

Distributable cashflow measures how effectively we are generating capital and managing the capital structure of our business. Other operating metrics that are currently used in our compensation programs, such as Adjusted Operating Return on Allocated Capital and Adjusted Operating Earnings per Share, are capital management metrics as well since they reflect our excess capital generation capability and the effect of our share buybacks.

Replaced Ongoing Business Adjusted Operating ROE with Adjusted Operating Return on Allocated Capital in our annual incentive program

We replaced Ongoing Business Adjusted Operating ROE with Adjusted Operating Return on Allocated Capital for two reasons.

We believe the return on allocated capital metric focuses our leaders and employees on achieving competitive returns on the capital allocated to our businesses and incentivizes them accordingly. Furthermore, we replaced Ongoing Business Adjusted Operating ROE in our annual incentive program to avoid an overlap of this metric in both the long-term and annual incentive programs and allow for a more diverse set of compensation metrics which better reflects our overall financial health and performance.

Changed Adjusted Operating Earnings per Share to Adjusted Operating Earnings in our annual incentive program

As further discussed below, we added Adjusted Operating Earnings per Share to our long-term incentive program. To avoid an overlap of this metric in both incentive programs, we replaced it in the annual incentive program with Adjusted Operating Earnings.

What we changed in the long-term incentive program	Why we made the change

Simplified the definition of Adjusted Operating Return on Equity in our long-term incentive program

In our long-term incentive program, we changed the definition of Adjusted Operating Return on Equity to be simpler and more consistent with how others in our industry define return on equity.

Adjusted Operating Return on Equity is now defined as operating income for all segments excluding DAC, VOBA and Other Intangible Unlocking divided by the average adjusted shareholders’ equity excluding AOCI and the capital related to certain deferred tax assets.

Added Adjusted Operating Earnings per Share in our long-term incentive program

As discussed above, we removed distributable cashflow as a compensation metric from our incentive program this year. Adjusted Operating Earnings per Share reflects how effectively we manage our capital as a result of the implicit incorporation of excess capital generation and the effect of our share buybacks in the metric.

Significant Compensation and Governance Changes Since our IPO in 2013

The changes we made in 2018 are a continuation of multi-year enhancements to our executive compensation program which strengthened the alignment of pay and performance and included the adoption of more transparent performance metrics. We are a former subsidiary of ING Group and completed our IPO in May 2013. In March 2015, ING Group completed the sale of all of its holding of our common stock. As a result of our history, following the IPO, we were subject to European regulations that limited our ability to fully implement our intended compensation programs. The charts below describe changes implemented since our IPO and summarize our executive compensation governance practices.

Key Compensation-Related Governance Practices

What we do:

✓  Awards in our annual incentive program are based on key financial measures set at the beginning of the year that we use to determine the success of our business as part of our approved budget process

✓  Individual performance objectives are set at the beginning of the year and reviewed following the conclusion of each year

✓  A majority of ongoing long-term incentive equity grants to our NEOs are in the form of PSUs

✓  The Compensation and Benefits Committee’s independent compensation consultant performs services only for the Committee

✓  Executive perquisites are limited and do not include tax gross-ups

✓  Executives are subject to clawbacks, including no-fault clawbacks in the case of a financial restatement

What we don’t do

❖  No single trigger vesting of change in control benefits

❖  No liberal share recycling for shares used to satisfy tax withholding requirements or tendered in payment of an option exercise price

❖  No excise tax gross-up provisions

❖  No re-pricing of stock options permitted without stockholder approval

3.	How do we determine pay?

Compensation Principles

The following principles help guide and inform the Compensation and Benefits Committee in delivering effective executive compensation programs that drive performance, mitigate risks and foster the attraction, motivation and retention of top leadership talent to enable us to execute our strategic business plan and ultimately deliver shareholder value.

Attract and retain talent: our success depends on the talents of our employees. Our compensation program needs to be market-competitive in order to attract and retain a talented and diverse workforce. We regularly review peer group compensation data to make competitive and reasonable compensation decisions to help grow and sustain our business in a changing and challenging environment.

Pay for performance: a significant portion of the annual compensation of our executive officers should vary with annual business performance and each individual’s contribution to that performance. The performance metrics and goals are reviewed and challenged by the Compensation and Benefits Committee before they are approved and the goals are rigorous and challenging to motivate and reward stretch performance.

Transparency with and feedback from shareholders: we believe transparency to shareholders relating to our executive compensation program is essential. As such, we are continuously improving the disclosure of our programs for shareholders to have enough information and context to assess the effectiveness of our programs. We proactively engage with shareholders and take actions to improve our compensation programs based on feedback from shareholders.

Integrate risk management and compensation: risk management and clawback policies need to be robust to deter imprudent risk taking. We conduct a rigorous annual review of the features of our compensation program that guard against excessive risk-taking.

Elements of Compensation

The following table presents the principal elements of the compensation programs that applied to our NEOs for 2018. The elements of compensation were designed to provide a variety of fixed and at-risk compensation related to the achievement of the Company’s short-term and long-term objectives.

Incentive Type	Compensation Element	Form of Compensation	Performance Metric - 2017	Performance Metric - 2018	Objective/Purpose	Subject to Clawback and Forfeiture	2018 Actions
Fixed	Base salary	Cash	Individual performance goals	Individual performance goals	Compensates NEOs for the day-to-day services performed for the Company. Attracts and retains talented executives with competitive compensation levels.	No	Base salary largely remained consistent with 2017.

Variable	Annual cash incentive compensation	Cash	Adjusted Operating Earnings Per Share (35%) Ongoing Business Adjusted Operating Return on Equity (35%) Distributable Cash Flow Before Holding Company Expense (20%) Strategic Indicators (10%)	Adjusted Operating Earnings (45%) Adjusted Operating Return on Allocated Capital (45%) Strategic Indicators (10%)

Motivates executives to achieve performance goals selected individually based on the Company’s annual business plan.

Promotes differentiation of pay based on business and individual performance and rewards executives for attaining annual objectives.

						Yes	Performance was above target in Adjusted Operating Earnings and Adjusted Operating Return on Allocated Capital and at target in Strategic Indicators, resulting in a 127% funding.

Incentive Type	Compensation Element	Form of Compensation	Performance Metric - 2017	Performance Metric - 2018	Objective/Purpose	Subject to Clawback and Forfeiture	2018 Actions

	Long-term equity-based incentive compensation—granted based upon prior year performance and other factors	Performance Stock Units (55%)	Three-year forward-looking performance vesting conditions: Ongoing Business Adjusted Operating Return on Equity (50%) Relative Total Shareholder Return vs. Compensation Peer Group (50%)

Three-year forward-looking performance vesting conditions:

Ongoing Business Adjusted Operating Return on Equity (25%)

Adjusted Operating Earnings Per Share (25%)

Relative Total Shareholder Return vs. Compensation Peer Group (50%)

					Equity-based compensation helps to create a culture focused on long-term value creation and share ownership, and is used to retain executive talent.	Yes	Performance for the 2016-2018 period was above target, resulting in payout of 133% of target (see page 39).
		Restricted Stock Units (45%)				Yes

Benefits and Perquisites	Retirement, deferral and health and welfare programs				Addresses retirement savings and health insurance needs of executives with competitive benefits programs. Aligns with philosophy of attracting and retaining talented individuals. It is offered to all employees.	No

	Perquisites and other benefits				Aligns with our approach of attracting and retaining talented individuals by offering limited perquisites and other benefits similar to or below those provided by peer companies.	No

Why we use these performance metrics

We believe the performance metrics in our compensation program are appropriate to motivate our executives to achieve outstanding short-term results and, at the same time, help build long-term value for shareholders. We describe why we use these metrics in detail below.

Adjusted Operating Earnings and Adjusted Operating Earnings per Share

We believe these metrics indicate the financial performance of the total company and the underlying profitability factors, and exclude items that are not indicative of ongoing trends. In particular, these metrics exclude the effect of period-to-period volatility that can be caused by DAC/VOBA and other intangibles unlocking that are not indicative of our ongoing performance. We measure EPS on an absolute basis to minimize the complications associated with relative EPS, such as having to adjust peer companies’ EPS for exclusions. Adjusted Operating Earnings and Adjusted Operating Earnings per Share are non-GAAP financial measures. See Exhibit A—Non-GAAP Financial Measures.

Relative Total Shareholder Return versus Compensation Peer Group

This metric provides a relative performance measure to our program and provides a direct correlation between total shareholder return results and our compensation decisions, which strengthens the alignment of our compensation decisions with stockholder interests.

Adjusted Operating Return on Allocated Capital

We introduced this metric for the 2018 compensation program to allow for a more diverse set of compensation metrics which we believe better reflect our overall financial health and performance. We believe the return on allocated capital metric focuses our leaders and employees on achieving competitive returns on the capital allocated to our businesses and incentivizes them accordingly. We replaced Ongoing Business Adjusted Operating ROE in our annual incentive program with Adjusted Operating Return on Allocated Capital in order to avoid an overlap of ROE in the annual and long-term incentive programs. Adjusted Operating Return on Allocated Capital is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.

Ongoing Business Adjusted Operating Return on Equity

Ongoing Business Adjusted Operating ROE excludes the effect of period-to-period volatility that can be caused by DAC/VOBA and other intangibles unlocking that are not indicative of the financial performance of our ongoing business and the underlying profitability factors. We believe Ongoing Business Adjusted Operating ROE is a good metric by which to measure management’s performance and base compensation decisions because it indicates the underlying financial performance of our ongoing business while excluding items that are not indicative of ongoing trends. Importantly, it measures how effectively we use equity capital in our ongoing business and hence is directly aligned with shareholder interests. With the closing of the Closed Block Variable Annuities and fixed and fixed indexed annuity businesses, we changed the definition of Adjusted Operating Return on Equity to be simpler and more consistent with how others in our industry define ROE. Ongoing Business Adjusted Operating Return on Equity is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.

Strategic Indicators

The strategic indicators are a portfolio of indicators that drive growth and margin expansion. The indicators include net flows growth, inforce premium growth and cost savings from our strategic investment program. We believe this is a useful compensation metric as it aligned compensation decisions with measures and strategies that contributed to the achievement of our ROE goal and adds a relative performance measure to our program.

Participants of the Process to Determine Compensation

Compensation and Benefits Committee

The Committee is responsible to our board for:

•	Evaluation of corporate goals and objectives relevant to the compensation of our NEOs as well as individual goals and objectives relevant to the compensation of our CEO;

•	Evaluation of the competitiveness of each NEO’s total compensation package based on market data and each executive’s experience;

•	Review and approval of the CEO’s compensation based on an evaluation of the CEO’s performance in light of goals and objectives that were approved by the Committee; and

•	Approval of any change to the total compensation package of NEOs, including base salary, annual incentive awards and long-term incentive awards.

Chief Executive Officer

Within the framework of the compensation programs approved by the Compensation and Benefits Committee and based on management’s evaluation of individual performance and potential as well as review of market competitive positions, our CEO recommends the level of base salary, the annual incentive award and the long-term incentive award value for the other NEOs. The Compensation and Benefits Committee reviews and discusses our CEO’s recommendations and approves any compensation changes affecting our NEOs as it determines in its sole discretion.

Compensation Consultant

The Compensation and Benefits Committee retained Pay Governance LLC (“Pay Governance”) to serve as its executive compensation consultant. The compensation consultant regularly attended Committee meetings and assisted and advised the Committee in connection with its review of executive compensation policies and practices. In particular, Pay Governance provides market data, trends and analysis regarding our executive compensation in comparison with its peers to assist the Committee in its decision-making process. The Committee reviews and confirms the independence of Pay Governance on an annual basis. Pay Governance does not perform any other work for management.

Evaluating Market Competitiveness

Comparison group

In late 2013 the Compensation and Benefits Committee established a comparison group of peer companies, with the assistance and advice of the Company’s management and Pay Governance. The Compensation and Benefits Committee used this comparison group, in part, to evaluate the Company’s compensation policies and practices, and as a means by which to measure the compensation packages of its executives. In establishing the comparison group, the Compensation and Benefits Committee considered certain factors, including whether potential member companies competed with us in the same competitive labor market or in similar lines of business, the potential member company’s market capitalization, and various other factors, including the revenues, workforce size and assets under management or assets under administration of potential member companies.

For 2018, the comparison group of companies considered by the Compensation and Benefits Committee (the “Comparison Group”) for competitive data for all of our NEOs included the following companies:

•	Ameriprise Financial, Inc.

•	Eaton Vance Corp.

•	Genworth Financial, Inc.

•	The Hartford Financial Services Group, Inc.

•	Invesco Ltd.

•	Legg Mason, Inc.

•	Lincoln National Corp.
•	Manulife Financial Corp.

•	MetLife, Inc.

•	T. Rowe Price Group, Inc.

•	Principal Financial Group, Inc.

•	Prudential Financial, Inc.

•	Sun Life Financial Inc.

•	Torchmark Corp.

•	Unum Group

Surveys and competitive data

As part of its 2018 compensation review, the Compensation and Benefits Committee also considered compensation data provided by a number of surveys and sources to determine the relative competitiveness of compensation programs as well as competitive levels of pay. These surveys included a diversified study of executive compensation in the insurance industry prepared by Willis Towers Watson (which we refer to as the “Willis Towers Watson Survey”) and a survey of investment management companies prepared by McLagan, a consulting firm that provides market pay and performance information in the financial services industry.

The Compensation and Benefits Committee takes into consideration the Willis Towers Watson Survey and the McLagan survey when making decisions on base salary, annual incentive and long-term incentive opportunities for NEOs except the CEO. For the CEO, the Compensation and Benefits Committee solely takes into consideration proxy data of the Comparison Group.

4.	How did we pay for performance?

Pay Mix Shows Significant Variable Pay. Approximately 91% of the total compensation delivered to our CEO and 86% delivered to our other NEOs in 2018 is variable. By variable, we mean there is no guarantee that executives will actually realize the originally intended “target” compensation values. This variable feature demonstrates management’s alignment with shareholders’ interests as the delivery of the variable compensation is dependent on performance, including our stock price performance.

Determination of 2018 Compensation

In early 2018, the Compensation and Benefits Committee met multiple times to consider the compensation opportunity that would be provided to the Company’s NEOs and other senior executives during 2018. These considerations included an assessment of the Company’s compensation practices and compensation packages against those of the Comparison Group, including in particular an assessment of the total target compensation opportunity for each NEO. In addition, the Compensation and Benefits Committee considered the vote result of our say-on-pay proposal in 2018 and took into account the outcome of the vote in reviewing our executive compensation programs and policies. Shareholders voted 95% in favor of the Company’s Say on Pay proposal on executive compensation (based on shares voted). The Compensation and Benefits Committee considered the vote to be an endorsement of the Company’s executive compensation programs and policies, and took into account the outcome of the vote in reviewing those programs and policies.

Following the review, the Compensation and Benefits Committee also established, for purposes of the annual cash incentive awards opportunities to the NEOs, performance measures and targets that would apply for the 2018 performance year.

Base salary

Base salary for the NEOs in 2018 stayed largely consistent with 2017 base salary. In the case of Mr. Martin, base salary for 2018 was set forth in his employment agreement and was unchanged from 2017. The base salary for our other NEOs was established after considering several factors, including promotions, the NEO’s experience, the NEO’s responsibilities, the NEO’s 2018 performance, the NEO’s 2018 base salary and the competitiveness of that base salary as compared to internal peers and similarly situated executives at companies that compete with us for executive talent. In the case of Mr. Smith, Ms. Hurtsellers, Mr. Nelson and Ms. Walsh, this included consideration of executive compensation paid by certain companies included in the Comparison Group. Mr. Martin, Mr. Smith, Ms. Hurtsellers and Mr. Nelson’s base salaries were unchanged from their respective 2017 salaries. Ms. Walsh’s base salary increased slightly from $535,000 to $550,000.

Annual cash incentive compensation

Our annual incentive program is designed to reward participants based on critical financial results and for their annual contributions to those results. Individual incentive awards are based on an annual evaluation of business performance and each NEO’s individual performance.

In this CD&A, references to 2018 annual incentive compensation awards are to the annual incentive compensation amounts that were paid to NEOs in March 2019, which were designed to recognize individual, Company and business unit performance during 2018. As described in more detail below, an NEO’s annual incentive award is determined after taking into account the performance of the Company under several financial measures and based on a qualitative assessment of individual performance and other factors considered relevant by the Compensation and Benefits Committee.

The Compensation and Benefits Committee determined 2018 annual incentive compensation for our NEOs by applying a multi-step process:

Each of these steps is described in more detail below:

Step 1: Establishment of Annual Incentive Compensation Target Opportunity and Maximum Award. Each NEO’s 2018 target annual incentive opportunities were determined under the terms of their respective employment agreements and offer letters, and reviewed by the Compensation and Benefits Committee in early 2018 or in connection with their promotions, with reference to the compensation amounts publicly disclosed by the Comparison Group to assess competitiveness. The target and maximum annual incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data.

Target annual incentive award opportunities for the NEOs in 2018, as a percentage of base salary, were as follows:

2018 Target Annual Incentive Awards
Mr. Martin	225%
Mr. Smith	150%
Ms. Hurtsellers	300%
Mr. Nelson	125%
Ms. Walsh	120%

Unchanged from our 2017 approach, the maximum 2018 incentive opportunity was capped at two times the target award opportunity for all NEOs except for Mr. Martin, whose maximum incentive opportunity is set forth in his employment agreement.

Step 2: Establishment of Preliminary Annual Incentive Compensation Amounts. Preliminary annual incentive amounts were determined based on Company performance in 2018 against target performance levels set by the Compensation and Benefits Committee during the first quarter of 2018, based on business forecasts and projections. Achievement against these targets was assessed by the Compensation and Benefits Committee during the first quarter of 2019, following the availability of Company financial information for 2018.

For 2018 annual incentive awards, preliminary annual compensation amounts were based on the target annual incentive compensation amounts for each of our NEOs, and on the Company financial performance under three financial measures: Adjusted Operating Earnings, Adjusted Operating Return on Allocated Capital and Strategic Indicators. Each of Adjusted Operating Earnings and Adjusted Operating Return on Allocated Capital is a non-GAAP financial measure. See Exhibit A—Non-GAAP Financial Measures.

Measure	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance, as Reported	Performance, as Adjusted for Compensation Purposes[2]	Payout as Percentage of Target
Adjusted Operating Earnings (in millions)	45%	$700	$875	$1,050	$992		133%
Adjusted Operating Return on Allocated Capital	45%	10.8%	13.5%	16.1%	15.2%	14.9%	127%
Strategic Indicators[1]	10%	1.5	3.0	4.5	3.0		100%

Total	100%						127%

[1]	Each strategic indicator is assigned a rating from 1 to 5, a 3 rating indicates that the performance met the target.
[2]	The percentage reflects an adjustment to the reported percentage, which was determined by the Compensation and Benefits Committee to be not reflective of the ongoing performance of our business.

Step 3: Individual Assessment and Determination of Individual Annual Incentive Award. Following determination of the preliminary annual incentive amounts, the Compensation and Benefits Committee qualitatively assessed each NEO’s performance based on performance objectives that included individualized qualitative performance goals and business line or functional area performance. In the case of NEOs other than Mr. Martin, the views of Mr. Martin with respect to such performance were considered by the Compensation and Benefits Committee as part of this assessment. The results of this assessment were as follows:

Under Mr. Martin’s leadership, the company’s key accomplishments for 2018 include:

•	Continued to improve our financial performance, growing our after-tax adjusted operating earnings per share[1] significantly from $1.92 per share in 2017 to $4.04 per share in 2018

•

Took significant steps to become a simpler, more-efficient organization with a focus on our high-growth, high-return, capital-light businesses—which are now largely centered on the workplace and institutional clients through our Retirement, Investment Management and Employee Benefits businesses. We closed the transaction to sell substantially all of our variable, fixed and fixed indexed annuities. In addition, we made the decision to cease new sales of individual life insurance and retain the in-force block

•

Repurchased 23 million shares of our common stock in 2018, bringing the total repurchase activity since our IPO through year-end 2018 to $5.1 billion of our common stock, representing 46% of our shares outstanding at IPO

•

Continued to foster a culture of diversity, inclusion and equality, for which the Company was recognized externally for our commitment, including being named one of Fortune’s World’s Best Employers, again joining Bloomberg’s Gender Equality Index, and remaining one of the Ethisphere’s World’s Most Ethical Companies® for the sixth consecutive year

Mr. Smith’s key accomplishments for 2018 include:

•	Concluded 2018 with excess capital of $871 million

•	Led the company’s $1.5 billion share repurchase activity, including a $500 million accelerated share repurchase program entered into at the end of 2017

•

Completed a Finance Revitalization roadmap outlining a 3-year plan and launched the first wave of projects that will invest in new technologies to simplify work processes and enable the finance organization to be a stronger business partner by providing more value-added insights

•	Executed on several tax strategies that generated meaningful tax savings and increased surplus at the company’s reporting entities with no current impact to the company’s liquidity

•	Hosted a successful Investor Day highlighting our long term strategy and plans for future growth

Ms. Hurtsellers’ key accomplishments for 2018 include:

•	Generated more than $3 billion of Institutional net flows, marking the fourth quarter of 2018 as the 12th consecutive quarter of positive Institutional net flows

•	Investment Management drove a 6% increase in external client fee revenues in 2018 as compared with 2017

•

Continued to prudently manage the business, successfully executing on organization changes and expense reductions in areas to fund a number of growth and renewal initiatives as the team strives to strengthen the business in the face of a rapidly changing industry landscape

•	For the 4th consecutive year, Pensions & Investments Magazine named Investment Management to its “Best Places to Work in Money Management”

[1]

Adjusted operating earnings per share is a non-GAAP measure. Information regarding this non-GAAP financial measure and a reconciliation to the most comparable U.S. GAAP measure is provided in Appendix A.

Mr. Nelson’s key accomplishments for 2018 include:

•

Retirement exceeded return on capital and earnings targets and full year earnings reached a record. The strong growth in earnings was driven by continued strong organic growth in the business, disciplined expense management, and very strong investment income performance particularly with respect to alternatives

•	Employee Benefits exceeded return on capital and earnings targets demonstrating the value of a diverse mix of business led by strong Voluntary earnings

•

Made strategic progress in three areas: (1) completed acquisition of Pen-Cal, adding a non-qualified plan offering and technology platform to better compete in the market, (2) through the Voya Cares initiative, guided people with special needs and their caregivers on their journey to complete special needs financial planning, and (3) through lessons from the Voya Behavioral Finance Institute, optimized digital design and experiences of the company’s customers

Ms. Walsh’s key accomplishments for 2018 include:

•

Led the transaction teams that executed several important transactions/decisions in 2018, including the closing of the variable, fixed and fixed indexed annuities businesses, the PenCal acquisition and the strategic review of the Life business

•	Secured litigation wins by defending the company aggressively and pursuing affirmative litigation that resulted in significant recoupment back to the company

•	Led enterprise-wide anti-fraud efforts to build detection and prevention tools to thwart fraud efforts resulting in a significant decrease of net fraud loss in 2018

Following this assessment, the Compensation and Benefits Committee considered the total 2018 compensation package being proposed for each NEO. Following this review and assessment, the Compensation and Benefits Committee adjusted the annual compensation amount payable to each NEO to between 140% and 159% of the preliminary payout determined pursuant to Step 3, above.

Annual Incentive Compensation Outcomes

The following table presents, for each NEO, the results of the foregoing annual incentive award determination, the target annual incentive compensation for 2018 and the amount of the award paid in the form of cash in March 2019.

Name	2018 Target Annual Incentive	2018 Target Annual Incentive after Applying 127% Company Funding	2018 Actual Annual Incentive Payment	% of Actual Payment to Target
Mr. Martin.	$2,250,000	$2,857,500	$3,140,000	140%
Mr. Smith	$937,500	$1,190,625	$1,375,000	147%
Ms. Hurtsellers	$1,800,000	$2,286,000	$2,625,000	146%
Mr. Nelson	$875,000	$1,111,250	$1,375,000	157%
Ms. Walsh	$660,000	$838,200	$1,050,000	159%

Long-Term Equity-Based Incentive Compensation

Equity compensation is an important element of executive compensation, because it aligns executive pay with the performance of our stock, and in turn the interests of our stockholders. The size of each award is generally based on each NEO’s individual performance during the year preceding the grant date. We have historically made grants of equity-based awards in February, in respect of prior-year performance.

Grants made in 2018 for 2017 performance

The NEOs’ long-term equity awards granted in 2018 were considered for adjustment, either upwards or downwards, from 2017 levels, based on an assessment of individual performance during 2017 plus other factors such as executive potential and expertise.

The following table shows our NEO target long-term equity incentive amounts for 2017, expressed as a percentage of base salary, and based on the evaluations set forth above, the long-term incentive awards that our NEOs received in 2018:

	Target Long-Term Equity Incentive		Long-Term Incentive Awards
	% of base salary	$ amount
Mr. Martin	675%	$6,750,000	$6,750,000
Mr. Smith	285%	$1,781,250	$2,137,500
Ms. Hurtsellers	300%	$1,800,000	$2,250,000
Mr. Nelson	250%	$1,750,000	$2,187,500
Ms. Walsh	200%	$1,070,000	$1,391,000

Although these amounts were granted in respect of 2017 performance, because of the rules of the Securities and Exchange Commission (the “SEC”) governing the presentation of executive compensation in proxy statements, such amounts appear in the “—Summary Compensation Table” and other tables below under “—Compensation of Named Executive Officers” as compensation for 2018, because such awards were granted during 2018. Our equity-based awards granted under the Omnibus Plan are calculated and communicated to our NEOs based on various internal factors and qualifications, and are similar to award measurements used by companies that compete with us for executive talent. These internally communicated amounts do not necessarily reflect the “grant date fair value” of these awards (computed in accordance with FASB ASC Topic 718) which are required to be included in the “—Summary Compensation Table” below.

Grants made in 2019 for 2018 performance

For each of our NEOs other than Mr. Martin, target long-term equity awards with respect to 2018 performance were set or reviewed by the Compensation and Benefits Committee during 2018, with reference to the survey and competitive data described above. The target long-term equity incentive amounts were considered as one element of our NEOs’ overall total direct compensation opportunity, and, based in part on this review, total direct compensation opportunities were set with reference to median total target compensation as reflected in the comparative data.

For equity awards granted in respect of 2018 performance, we made grants on February 21, 2019. Long-term incentive awards to our NEOs were made on the basis of an evaluation of individual performance and other qualifications during 2018, which evaluations are described above under “Step 3” of the Annual Incentive Compensation determination process. In 2019, in addition to RSUs and PSUs, we granted performance-based stock options to our NEOs (other than the CEO) that are subject to vesting conditions based on the achievement of certain cost savings targets on or before December 31, 2020. The options generally become exercisable one year following achievement of the relevant vesting condition. The options have a term of ten years from the grant date, but to the extent that the relevant vesting condition has not been met by December 31, 2020, any unvested options will expire without value. In the event of a change in control of the Company, the performance conditions on vesting will be waived and the options will become vested and exercisable on the first anniversary of the change in control (with exceptions for certain terminations of employment).

Based on the evaluations set forth above, Mr. Martin received $7.86 million, Mr. Smith received $2.84 million, Ms. Hurtsellers received $3.22 million, Mr. Nelson received $2.8 million and Ms. Walsh received $2.21 million in long-term equity awards. Although these amounts were granted in respect of 2018 performance, because of the SEC rules governing the presentation of executive compensation in proxy statements, such amounts do not appear in the “—Summary Compensation Table” and other tables below under “—Executive Compensation Tables and Narratives” as compensation for 2018, because such awards were granted during 2019.

Payout for previously granted performance stock units

The table below shows the 2018 performance result and the payout for the PSUs granted in 2016.

Measure ($ in million)	Weight	Minimum Performance for Payment	Performance for Target Payout	Performance for Maximum Payout	Actual Performance, as Reported	Payout as Percentage of Target
Ongoing Business Adjusted Operating Return on Equity	60%	12.6%	14.0%	15.0%	17.5%	150%
Total Shareholder Return	40%	25th percentile	Median	75th percentile	53rd percentile	107%

Total	100%					133%

Ongoing Business Adjusted Operating Return on Equity is a non-GAAP financial measure. See Exhibit A-Non-GAAP Financial Measures.

Other Compensation Practices and Considerations

Health and Insurance Plans

Our NEOs are currently eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to all full-time and part-time employees. Basic health, life insurance, disability benefits and similar programs are provided to give employees access to healthcare and income protection for themselves and their family members. The NEOs also have access to a supplemental long-term disability programs, facilitated by the Company, generally available to a broad group of highly paid Company employees on an elective basis. The cost of participating in the supplemental disability program is borne entirely by each NEO.

Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans

Our NEOs generally are eligible for the same retirement benefits as full-time and part-time employees under the Company’s broad-based, tax-qualified retirement plans. As described further in the narrative description preceding the table entitled “—Pension Benefits in 2018”, below, the Company sponsors the Voya Retirement Plan (the “Retirement Plan”), a tax-qualified, noncontributory, cash balance formula, defined benefit pension plan for eligible employees.

The Company also sponsors the Voya 401(k) Savings Plan (the “401(k) Plan”), a tax-qualified defined contribution plan. Under the 401(k) Plan, the Company will match 100% of a participant’s contribution up to 6% of eligible compensation.

In addition to the tax-qualified retirement benefits described above, the Company also maintains the Voya Supplemental Executive Retirement Plan (the “SERP”) and the Voya 409A Deferred Compensation Savings Plan (the “DCSP”). The SERP and the DCSP permit our NEOs and certain other employees whose participation in our tax-qualified plans is limited due to compensation and contribution limits imposed under the Internal Revenue Code (the “Code”), to receive the benefits on a non-qualified basis that they otherwise would have been eligible to receive under the Retirement Plan and the 401(k) Plan if it were not for the Code’s compensation and contribution limits. For purposes of determining benefits under the SERP and the DCSP, eligible compensation is limited to three times the Code compensation limit, which was $275,000 for 2018. See the narrative description preceding the table entitled “—Pension Benefits in 2018” for more detail of the Retirement Plan and the SERP. See the narrative description preceding the table entitled “—Non-qualified Deferred Compensation Plans Table for 2018” for more detail of the DCSP.

Perquisites and Other Benefits

During 2018, we provided the NEOs with Company-selected independent advisors to assist them with financial planning and tax issues. In addition, certain of our NEOs have personal use of a company car and driver (principally for commuting purposes), and in certain cases the Company provided travel-related perquisites, including for spousal travel. We impute as income the cost of these perquisites and other benefits. See “—All Other Compensation Table for 2018”, below, for additional information concerning perquisites.

Dividend Equivalent Rights

Equity-based awards granted to our employees, including to our NEOs, include dividend equivalent rights. These rights provide for the cash payment, in respect of each RSU granted in respect of deferred annual incentive awards and long-term incentive awards, of an amount equivalent to the dividends paid on our common stock during the period between the grant date and the vesting date of the award. The amount is paid, without interest, only upon vesting of the award.

RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT

5.	How do we address risk and governance?

The Company adheres to compensation policies and practices that are designed to support a strong risk management culture. In particular, in 2015, the Compensation and Benefits Committee approved a new Human Resources Risk Policy which outlines the roles and responsibilities of the Compensation and Benefits Committee and management to monitor compensation and benefit risks as well as key talent risks. The Policy is based on the following principles:

•	Align compensation programs and decisions with stockholder interests,

•	Attract, retain and motivate executive talent to lead the Company to success,

•	Establish an appropriate approach to governance that reflects the needs of all stakeholders and includes the Company’s right to clawback compensation in certain circumstances,

•	Support a business culture based on the highest ethical standards and

•	Manage risk taking by executives by encouraging prudent decision making.

We have reviewed the Company’s compensation programs, policies and practices for employees to ensure that, in design and operation and taking into account all of the risk management processes in place, they do not encourage excessive risk taking. In particular, the following features of our compensation program guard against excessive risk-taking:

•	Determination of incentive awards based on a variety of performance metrics, thus diversifying the risk associated with any single indicator of performance;

•	Long-term compensation awards and vesting periods that encourage a focus on sustained, long-term results;

•	A mix of fixed and variable, annual and long-term, and cash and equity compensation designed to encourage actions that are in our long-term best interest;

•	Maximum discretionary incentive opportunities are capped and remained unchanged from 2017 to 2018; and

•	Our equity plans do not allow re-pricing of stock options and require double trigger vesting for awards upon a change in control.

We have determined that these programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Summary Compensation Table

The following table presents the cash and other compensation for our NEOs for 2018, 2017 and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value(5)	All Other Compensation(6)	Total
Rodney O. Martin, Jr., Chairman and CEO	2018	$1,000,000	$—	$7,072,591	$—	$3,140,000	$39,581	$85,739	$11,337,911
	2017	$1,000,000	$—	$6,614,961	$—	$3,250,000	$37,906	$86,205	$10,989,072
	2016	$1,000,000	$—	$6,399,977	$—	$2,069,000	$37,701	$84,852	$9,591,531
Michael S. Smith, EVP &CFO	2018	$625,000	$—	$2,239,635	$—	$1,375,000	$25,523	$67,360	$4,332,518
	2017	$625,000	$—	$1,870,282	$—	$1,575,000	$47,517	$66,025	$4,183,824
	2016	$582,576	$350,000	$2,111,159	$—	$881,719	$32,053	$69,717	$4,027,224
Christine Hurtsellers, CEO Investment Management	2018	$600,000	$—	$2,357,513	$—	$2,625,000	$—	$67,360	$5,649,873
	2017	$600,000	$—	$1,574,978	$—	$2,898,000	$225,956	$66,334	$5,365,268
	2016	$466,667	$—	$2,286,207	$—	$2,178,000	$110,603	$61,700	$5,103,177
Charles P. Nelson, CEO Retirement and Employee Benefits	2018	$700,000	$233,334	$2,292,021	$—	$1,375,000	$30,413	$73,591	$4,704,359
	2017	$700,000	$233,333	$2,150,422	$—	$1,470,000	$35,790	$105,641	$4,695,186
	2016	$700,000	$233,333	$1,917,463	$—	$866,250	$29,630	$88,154	$3,834,830
Patricia J. Walsh, EVP & CLO	2018	$547,500	$333,333	$1,457,455	$—	$1,050,000	$27,308	$67,360	$3,482,956

Former Executive Alain M. Karaoglan, EVP &COO	2018	$187,500	$—	$—	$—	$371,551	$41,915	$3,755,591	$4,356,558
	2017	$748,333	$—	$2,494,727	$—	$2,266,000	$46,605	$66,282	$5,621,948
	2016	$733,333	$—	$2,463,985	$—	$1,113,552	$32,740	$68,025	$4,411,635

(1)

Amounts in this column represent salary that was actually paid to each NEO during the listed calendar year. Mr. Smith’s 2016 salary is based on his annualized base salary of $575,000 from January 1, 2016 through November 6, 2016 and an annualized base salary of $625,000 from November 7, 2016 through December 31, 2016. Ms. Hurtsellers’ 2016 salary is based on her annualized base salary of $400,000 from January 1, 2016 through August 31, 2016 and an annualized base salary of $600,000 from September 1, 2016 through December 31, 2016. Ms. Walsh’s 2018 salary is based on her annualized base salary of $535,000 from January 1, 2018 through February 28, 2018 and an annualized base salary of $550,000 from March 1, 2018 through December 31, 2018. Mr. Karaoglan’s 2016 salary is based on his annualized base salary of $700,000 from January 1, 2016 through February 28, 2016 and an annualized base salary of $740,000 from March 1, 2016 through December 31, 2016. Mr. Karaoglan’s 2017 salary is based on his annualized based salary of $740,000 from January 1, 2017 through February 28, 2017 and an annualized base salary of $750,000 from March 1, 2017 through December 31, 2017. Mr. Karaoglan’s 2018 salary is based on his actual salary paid from January 1, 2018 to March 31, 2018, his date of termination.

(2)

The amount in this column for Mr. Smith for 2016 reflects a one-time discretionary cash payment in connection with his promotion to EVP and Chief Financial Officer. The amount in this column for Mr. Nelson in 2016, 2017 & 2018 each reflect 1/3 of a $700,000 deferred cash award in connection with his offer of employment. The amount in this column for Ms. Walsh reflects 1/3 of a $1,000,000 deferred cash award in connection with her offer of employment.

(3)

Amounts in this column include the grant date fair value calculated in accordance with FASB ASC Topic 718 for 2016, 2017 and 2018 time-based and performance-based awards (at target) granted to the NEOs, in each case under the 2014 Omnibus Plan, and in each case in respect of prior year performance (with the exception of awards granted to Mr. Nelson in connection with his hire). Maximum payout (150% of target) for PSUs would result in the following grant date fair values:

	Maximum target (150% of target) for PSUs
NEO	2018	2017	2016
Mr. Martin	$6,052,691	$5,457,303	$5,279,967
Mr. Smith	$1,916,677	$1,542,997	$1,246,727
Ms. Hurtsellers	$2,017,564	$1,299,366	$404,979
Mr. Nelson	$1,961,533	$1,926,276	$1,694,944
Ms. Walsh	$1,247,242	$—	$—

Former Executive
Mr. Karaoglan	$0	$2,058,152	$2,032,797

For Mr. Smith and Ms. Hurtsellers, 2016 stock awards include time-based awards granted in November 2016 in connection with their respective promotions; for Ms. Hurtsellers, time-vested awards granted in March 2016 include a component representing the portion of her annual incentive that was subject to automatic deferment, for prior year performance; for Mr. Nelson, 2017 stock awards also include a PSU award granted in February 2017 in connection with his offer of employment; his 2016 stock awards also include a PSU award granted in March 2016 in connection with his offer of employment. For a discussion of the valuation methodology for the PSUs, see Footnote 1 to the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(4)	For Mr. Karaoglan, for 2018 this amount represents a prorated annual incentive award.
(5)

Amounts in this column represent the net changes in actuarial present value under the Retirement Plan and the SERP. For Ms. Hurtsellers, Present Value of Accumulated Benefits decreased by $61,029 primarily due to changes in the discount rate and mortality assumptions.

(6)	All amounts in this column for 2018 are described in more detail in the table below entitled “—All Other Compensation Table for 2018”.

All Other Compensation

The table below presents the breakdown of the All Other Compensation column:

All Other Compensation Table for 2018

Name	401(k) Plan Employer Match(1)	DCSP Employer Match(2)	Financial Tax Services(3)	Gross- Ups	Other(4)	Total
Rodney O. Martin, Jr.	$15,167	$34,333	$17,860	$—	$18,379	$85,739
Michael S. Smith	$15,857	$33,643	$17,860	$—	$—	$67,360
Christine Hurtsellers	$6,000	$43,500	$17,860	$—	$—	$67,360
Charles P. Nelson	$13,875	$35,625	$17,860	$—	$6,231	$73,591
Patricia J. Walsh	$15,857	$33,643	$17,860	$—	$—	$67,360

Former Executive
Alain M. Karaoglan	$13,875	$35,625	$17,860	$—	$3,688,231	$3,755,591

(1)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the 401(k) Plan.
(2)	See the narrative under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans” for a description of the material terms of the DCSP.
(3)	Amounts in this column represent the amounts actually paid by the company, on behalf of each NEO, to the company-selected financial advisor in 2018.
(4)

Amounts in this column for Mr. Martin, Ms. Hurtsellers and Mr. Nelson represent the aggregate incremental cost to the company associated with travel perquisites, including for spousal travel. Amounts in this column include for Mr. Martin the incremental cost to the company associated with the respective NEO’s personal use of a company car and driver, the amount of which has been calculated based on an allocation of the total cost associated with the car and driver between business and personal usage, based on total miles driven. Personal use of the car and driver was principally for commuting purposes. Amounts in this column for Mr. Karaoglan represent amounts in connection with the termination of his employment (severance: $3,650,010 and accrued PTO payout: $38,221).

Grants of Plan-Based Awards

The table below presents individual grants of awards made to each NEO during 2018.

Grants of Plan-Based Awards Table for 2018

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock	Estimated Future Payouts Under Option Awards		Grant
Name	Grant Type	Grant Date	Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares	Awards: Number of Shares of Stock	Number of Securities Underlying Options	Exercise Price of Stock Options	Date Fair Value of Stock Awards(2)
Rodney O. Martin, Jr.	Omnibus Plan— Long-Term Incentive RSUs	2/21/2018							60,124			$3,037,464
	Omnibus Plan— Long-Term Incentive PSUs	2/21/2018				28,437	75,834	113,751				$4,035,127
	Annual Incentive			2,250,000	4,500,000
Michael S. Smith	Omnibus Plan— Long-Term Incentive RSUs	2/21/2018							19,039			$961,850
	Omnibus Plan— Long-Term Incentive PSUs	2/21/2018				9,005	24,014	36,021				$1,277,785
	Annual Incentive			937,500	1,875,000
Christine Hurtsellers	Omnibus Plan— Long-Term Incentive RSUs	2/21/2018							20,041			$1,012,471
	Omnibus Plan— Long-Term Incentive PSUs	2/21/2018				9,479	25,278	37,917				$1,345,042
	Annual Incentive			1,800,000	3,600,000
Charles P. Nelson	Omnibus Plan— Long-Term Incentive RSUs	2/21/2018							19,484			$984,332
	Omnibus Plan— Long-Term Incentive PSUs					9,216	24,576	36,864				$1,307,689
	Annual Incentive			875,000	1,750,000
Patricia J. Walsh	Omnibus Plan— Long-Term Incentive RSUs	2/21/2018							12,390			$625,943
	Omnibus Plan— Long-Term Incentive PSUs	2/21/2018				5,860	15,627	23,440				$831,513
	Annual Incentive			660,000	1,320,000

(1)

These columns reflect PSUs granted on February 21, 2018 that will cliff vest on February 21, 2021. The value at vesting will depend both on Voya’s stock price at the time of vesting and on Voya’s achievement of pre-established performance measures (Adjusted Operating Return on Equity Excluding Unlocking (25%), Adjusted Operating Earnings Per Share Excluding Unlocking (25%) and 2018-2020 Relative Total Shareholder Return (50%)). Maximum payout is 150% of target.

(2)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Year End

The table below provides information concerning unexercised options and stock-based awards that have not vested for each NEO outstanding as of December 31, 2018.

Outstanding Equity Awards Table at 2018 Year End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Rodney O. Martin, Jr.
	158,900	(8)			$37.60	12/16/2025
							30,622	(2)	$1,229,167
										112,280	(5)	$4,506,919
							46,476	(3)	$1,865,547
										88,435	(6)	$3,549,781
							60,124	(4)	$2,413,377
										75,834	(7)	$3,043,977
Michael S. Smith
	111,200	(8)			$37.60	12/16/2025
							7,231	(2)	$290,252
							16,769	(9)	$673,108
										26,512	(5)	$1,064,192
							13,140	(3)	$527,440
										25,004	(6)	$1,003,661
							19,039	(4)	$764,225
										24,014	(7)	$963,922
Christine Hurtsellers
	39,700	(8)			$37.60	12/16/2025
							3,509	(2)	$140,851
							7,297	(2)	$292,902
										8,612	(5)	$345,686
							27,948	(9)	$1,121,833
							11,066	(3)	$444,189
										21,056	(6)	$845,188
							20,041	(4)	$804,446
										25,278	(7)	$1,014,659
Charles P. Nelson
							23,419	(12)	$940,039
	111,200	(8)			$37.60	12/16/2025
							8,373	(2)	$336,092
										30,701	(5)	$1,232,338
							13,524	(3)	$542,853
										25,735	(6)	$1,033,003
							19,484	(4)	$782,088
										24,576	(7)	$986,481

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Patricia J. Walsh
	87,400	(8)			$37.60	12/16/2025
							3,768	(2)	$151,248
										13,815	(5)	$554,534
							7,342	(3)	$294,708
										13,970	(6)	$560,756
							12,390	(4)	$497,335
										15,627	(7)	$627,268

Former Executive
Alan Karaoglan
										32,421	(10)	$1,301,379
										13,896	(11)	$557,785

(1)

The market value of the company’s equity awards was determined by multiplying $40.14, the closing price per share of the company’s common stock, as reported by the NYSE, on December 31, 2018, by the number of units.

(2)	Represents RSUs of Voya Financial, Inc. One third of such units vested on March 7, 2017, one third of such units vested on March 7, 2018 and the remaining third vested on March 7, 2019.
(3)

Represents RSUs of Voya Financial, Inc. One third of such units vested on February 22, 2018, one third of such units vested on February 22, 2019 and the remaining one third is scheduled to vest on February 22, 2020.

(4)

Represents RSUs of Voya Financial, Inc. One third of such units vested on February 21, 2019 and the remaining two-thirds of such units are scheduled to vest in equal amounts on February 21, 2020 and February 21, 2021.

(5)	Represents PSUs of Voya Financial, Inc. All of such units vested on March 7, 2019.
(6)	Represents PSUs of Voya Financial, Inc. All of such units are scheduled to vest on February 22, 2020, subject to achievement of applicable performance goals.
(7)	Represents PSUs of Voya Financial, Inc. All of such units are scheduled to vest on February 21, 2021, subject to achievement of applicable performance goals.
(8)

Represents performance-vested non-qualified stock options of Voya Financial, Inc. granted on December 16, 2015. One quarter of the award vested on March 31, 2017 but remained restricted until March 31, 2018 and the remaining three-quarters vested on June 30, 2017 but remained restricted until June 30, 2018.

(9)	Represents RSUs of Voya Financial, Inc. All of such units are scheduled to vest on November 10, 2019.
(10)

Represents PSUs of Voya Financial, Inc. A prorated percentage of such units vested on March 30, 2019 based on Mr. Karaoglan’s termination date and subject to achievement of applicable performance goals.

(11)

Represents PSUs of Voya Financial, Inc. A prorated percentage of such units are scheduled to vest on February 28, 2020 based on Mr. Karaoglan’s termination date and subject to achievement of applicable performance goals.

(12)	Represents RSUs of Voya Financial, Inc. The units are scheduled to vest in equal amounts on May 1, 2019 and May 1, 2023.

Option Exercises and Stock Vested in 2018

The following table provides information regarding all of the RSUs, PSUs and deferred shares held by the NEOs that vested during 2018 and options that were exercised by NEOs during 2018.

Option Exercises and Stock Vested Table for 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Rodney O. Martin, Jr.			23,237	$1,178,348(1)
			34,759	$1,808,511(2)
			21,710	$1,129,571(3)
			33,847	$1,749,551(4)
			30,622	$1,582,851(5)
Michael S. Smith			6,570	$333,165(1)
			9,380	$488,041(2)
			5,859	$304,844(3)
			5,328	$275,404(4)
			7,230	$373,719(5)
Christine Hurtsellers			5,532	$280,528(1)
			2,999	$156,038(2)
			2,799	$145,632(3)
			6,022	$313,325(6)
			8,183	$422,979(7)
			7,297	$377,182(8)
			3,509	$181,380(5)
Charles P. Nelson			6,762	$342,901(1)
			8,373	$432,800(5)
			5,465	$281,502(3)
			4,835	$249,051(2)
			6,515	$335,588(2)
			8,052	$414,759(2)
Patricia J. Walsh			3,670	$186,106(1)
			3,768	$194,768(5)
			8,247	$345,054(3)

Former Executive
Alain M. Karaoglan			8,763	$444,372(1)
			14,599	$759,586(2)
			9,119	$474,462(3)
			15,652	$809,052(4)
			11,789	$609,373(5)
			2,947	$148,824(5)
			2,191	$110,646(5)
			29,800	$402,002(9)
			89,400	$1,207,794(9)

(1)	Represents vesting of a portion of Voya restricted share awards granted under the Omnibus Plan during 2017.

(2)	Represents vesting of a portion of Voya performance share awards granted under the Omnibus Plan during 2015.
(3)	Represents vesting of a portion of Voya restricted share awards granted under the Omnibus Plan during 2015.
(4)	Represents vesting of a portion of Voya deferred share awards granted under the Omnibus Plan during 2014 in respect of the deferred portion of the annual incentive awards.
(5)	Represents vesting of a portion of Voya restricted share awards granted under the Omnibus Plan during 2016.
(6)	Represents vesting of a portion of Voya deferred share awards granted under the Omnibus Plan during 2015 in respect of the deferred portion of the annual incentive awards.
(7)	Represents vesting of a portion of Voya deferred share awards granted under the Omnibus Plan during 2014 in respect of the deferred portion of the annual incentive awards.
(8)	Represents vesting of a portion of Voya deferred share awards granted under the Omnibus Plan during 2016 in respect of the deferred portion of the annual incentive awards.
(9)	Represents vesting of a portion of Voya performance options granted under the Omnibus Plan in 2015.

Pension Benefits

As described above under “—Tax-qualified and Non-qualified Retirement and Other Deferred Compensation Plans,” the Company maintains tax-qualified and non-qualified defined benefit (pension) plans that provide retirement benefits for employees whose length of service allows them to vest in and receive these benefits. During 2018, regular full-time and part-time employees of the Company were covered by the Retirement Plan. Participants in the Retirement Plan whose benefits cannot be paid from the Retirement Plan as a result of IRS compensation or benefit limitations and who are designated by the Company are also eligible to participate in the SERP.

Beginning January 1, 2012, all Voya Financial employees transitioned to a new cash balance pension formula under the Retirement Plan. A similar change to the SERP was also made. The cash balance pension formula credits 4% of eligible compensation to a hypothetical account in the Retirement Plan and the SERP, as applicable, each month. Account balances receive a monthly interest credit based on a 30-year Treasury bond rate published by the IRS in the preceding August of each year (for 2018 that rate was 2.8%). Participants in the Retirement Plan and the SERP prior to January 1, 2012, including Ms. Hurtsellers, transitioned to the new cash balance pension formula during the two-year period ending December 31, 2013. Benefits that accrued during the transition period have been determined based on the prior final average pay pension formula or the new cash balance pension formula, whichever is greater. Pension benefits that accrue after the transition period are solely based on the new cash balance pension formula. The SERP benefit is equal to the difference between (a) the participant’s retirement benefit before taking into account the tax limitations on eligible compensation and other compensation deferrals and (b) the participant’s actual retirement benefit paid from the Retirement Plan. Because they began employment after December 31, 2008, the benefits of all NEOs, except Ms. Hurtsellers, will be determined based solely on the new cash balance pension formula.

A participant’s retirement benefits under the Retirement Plan and the SERP vest in full upon completion of three years of vesting service, when the participant reaches age 65 or if the participant dies while in active service with the Company. Participants may begin receiving full retirement benefits at age 65 and may be eligible for reduced benefits if retiring at an earlier age with a minimum of three years of vesting service. As of December 31, 2018, all NEOs were fully vested in Retirement Plan benefits and eligible for early retirement under the Retirement Plan. Eligible compensation generally includes base salary, annual incentive award and commissions, if applicable. Cash balance pension benefits under the Retirement Plan are generally payable as a lump-sum but may be paid as a monthly annuity. Cash balance pension benefits under the SERP are payable as a lump sum only. Benefits that accrued under the Retirement Plan and SERP before the cash balance transition period are generally payable in the form of a monthly annuity, though certain benefits under the Retirement Plan may be received as a lump-sum or partial lump-sum payment. Benefits under the SERP may be forfeited at the discretion of the Company if the participant engages in unauthorized competition with the Company, is discharged for cause, or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company.

The following table presents the accumulated benefits under the Company pension plans in which each NEO participates.

Pension Benefits in 2018

Name	Plan Name	Number Years Credit Service	Present Value of Accumulated Benefit	Payments During 2018
Rodney O. Martin, Jr.	Retirement Plan	7.00	$82,165	$0
	SERP	7.00	$163,931	$0

Michael S. Smith	Retirement Plan	7.00	$73,180	$0
	SERP	7.00	$145,229	$0

Christine Hurtsellers	Retirement Plan	14.00	$368,743	$0
	SERP	14.00	$823,947	$0

Charles P. Nelson	Retirement Plan	3.67	$41,986	$0
	SERP	3.67	$70,536	$0

Patricia J. Walsh	Retirement Plan	3.30	$35,653	$0
	SERP	3.30	$59,391	$0

Former Executive
Alain M. Karaoglan	Retirement Plan	6.25	$74,435	$0
	SERP	6.25	$—	$162,978

The present value of accumulated benefits under the Retirement Plan and the SERP shown in the “—Pension Benefits in 2018” table is calculated using the same actuarial assumptions used by the Company for GAAP financial reporting purposes, and assuming benefits commence as of age 65 under both plans. Those assumptions are:

•	The discount rate is 4.46%.

•

The post-retirement mortality assumption used annuity payments and to measure liabilities under ASC 175 is based on the RP2014 Employee/Healthy Annuitant White Collar Mortality Table (gender specific) adjusted to 2006 with generational mortality improvement projected using Scale MP-2018 after commencement at age 65. No mortality assumed before age 65.

•	The long-term interest crediting rate on cash balance accounts is 3.25%.

Nonqualified Deferred Compensation Plans

The Company maintains the DCSP, a nonqualified deferred compensation plan that allows employees to contribute to deferred compensation accounts amounts above the 401(k) annual limit and provides certain company matching contributions on the deferred amounts.

Voya 409A Deferred Compensation Savings Plan

Eligible employees who meet certain compensation thresholds may elect to participate in the DCSP. Participating employees may elect to defer up to 50% of their salary, up to 50% of their sales-based commission compensation, or up to 100% of their short-term variable compensation (excluding sales-based commissions). In addition, participants may also elect to defer compensation they would have contributed to their 401(k) Plan accounts were it not for the compensation and contribution limits under the Code (a “spillover deferral” election).

The Company provides a 100% matching contribution on spillover deferral amounts to enable company-matched contributions on deferrals that are in excess of the Code’s 401(k) contribution limits. Compensation eligible for spillover deferral and matching benefits is limited to three times the Code compensation limit, which was $275,000 for 2018. The aggregate company match under the 401(k) Plan and DCSP for 2018 was limited to $49,500 (6% of $825,000 maximum eligible compensation for 2018).

The table below presents, for each NEO, 2018 information with respect to nonqualified deferred compensation plans.

Non-qualified Deferred Compensation Plans Table for 2018(3)

Name	Executive Contributions in 2018(1)	Registrant Contributions in 2018(1)	Aggregate Earnings in 2018(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 2018 Year End
Rodney O. Martin, Jr.	$974,325	$39,500	$18,135	$—	$3,400,587
Michael S. Smith	$193,625	$33,643	$(61,222)	$—	$1,565,239
Christine Hurtsellers	$476,742	$43,500	$(159,617)	$—	$1,921,037
Charles P. Nelson	$116,325	$35,625	$(7,826)	$—	$446,877
Patricia J. Walsh	$78,785	$33,643	$(40,643)	$—	$274,649

(1)

Amounts reported in this column that are reported in the “Summary Compensation Table” (for 2018) are: Mr. Martin—$194,325 base salary and annual incentive $780,000; Mr. Smith—base salary $193,625; Ms. Hurtsellers—base salary $186,942 and annual incentive $289,800; Mr. Nelson—$116,325 base salary; Ms. Walsh—base salary $78,785.

(2)

Amounts in this column reflect the interest earned on notional investments, which investments are elected by the participant. The participant has the ability to change his or her investment election only during open periods.

(3)	Mr. Karaoglan, whose employment terminated effective March 30, 2018, received a distribution in the amount of $916,023 pursuant to his Nonqualified Deferred Compensation Plan election.

Employment Agreements

Employment Agreement of Mr. Martin

On December 11, 2014, we entered into an employment agreement (the “Original Agreement”) with Mr. Martin, our Chief Executive Officer and Chairman of the board of directors, which replaced and superseded Mr. Martin’s Amended and Restated Employment Agreement dated July 25, 2013 (the “Prior Agreement”), other than the provisions in the Prior Agreement that set forth the terms of the previously agreed transaction incentive awards pursuant to which Mr. Martin was entitled to receive shares of Company common stock in connection with the disposition of the Company’s common stock by ING Group. On September 18, 2017, we entered into an amended agreement with Mr. Martin, which extended the term of, and made certain amendments to, the Original Agreement (as amended, the “First Amendment Agreement”). Further, on September 27, 2018, we entered into a second amendment, which extended the term of the First Amendment Agreement (as further amended, the “Agreement”). The term of the Agreement is extended to December 31, 2020 and can be further extended by an additional year to December 31, 2021 by mutual agreement prior to July 1, 2020.

Under the terms of this Agreement, Mr. Martin receives an annual base salary of an amount not less than $1 million and has the opportunity for certain incentive payments. Mr. Martin is eligible to participate in the Company’s annual incentive compensation program (the “ICP”). Mr. Martin’s target bonus opportunity under the ICP is equal to 225% of base salary, with any actual award (higher or lower) to be determined by the Compensation and Benefits Committee based on the Company’s actual performance, subject to the terms and conditions of the ICP.

During his employment, Mr. Martin is eligible to receive long-term equity-based incentive awards with a target value equal to 675% of base salary starting. Any actual award (higher or lower) is determined by the Compensation and Benefits Committee based on the Company’s actual performance, subject to the terms and conditions of the applicable long-term incentive program. Mr. Martin is entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits and medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.

The Agreement contains various provisions governing termination under various scenarios:

Termination by the Company for Cause

If the Company terminates Mr. Martin’s employment for Cause, the Company will pay his unpaid salary through the date of termination, any amount due for any accrued but unused paid time off, any expense reimbursements due or other accrued vested cash entitlements and any earned but unpaid award under the ICP for a fiscal year ending before the date of termination (collectively, the “Accrued Compensation”). In addition, the Company will pay any benefits to which Mr. Martin is entitled under any plan, contract or arrangement other than those described in the Agreement (including any unpaid deferred compensation and other cash or in-kind compensation accrued by him through the end of his employment) (collectively, the “Other Benefits”).

Cause means a) willful failure to perform substantially under the Agreement, after written demand has been given by the board of directors that specifically identifies how Mr. Martin has not substantially performed his responsibilities, b) engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company, or c) material breach of non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by Mr. Martin not for Good Reason

If Mr. Martin terminates his employment not for Good Reason, the Company will pay Mr. Martin the Accrued Compensation and the Other Benefits.

Good Reason includes a) a reduction in salary or incentive award opportunities or failure to pay compensation or other amounts due under the Agreement, b) failure to nominate Mr. Martin to serve on the Company’s board of directors and maintain Mr. Martin in the positions contemplated by the Agreement, or any material reduction or other materially adverse action related to his authority, responsibilities or duties, c) relocation of his principal office more than 50 miles from the New York City metropolitan area or, d) following a change in control (as defined in the Agreement) only, no longer being Chief Executive Officer and Chairman of a publicly-traded company.

Following the termination, each outstanding unvested Equity Award granted following December 11, 2014 and prior to January 1, 2018 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards, provided, that the portion of each such award that will vest and be settled on such scheduled date will be equal to the product determined by multiplying (i) the shares that otherwise would have been vested on the original scheduled vesting date by (ii) a fraction the numerator of which is the sum of (x) the number of full and partial months which have elapsed from the grant date of the award to the termination date and (y) 24 months, and the denominator of which is the total number of months during the original vesting period under the award. Any unvested Equity Awards as of the date of termination that would not vest pursuant to the foregoing provisions will expire. Furthermore, following the termination, each outstanding unvested Equity Award granted on or after January 1, 2018 and held by Mr. Martin will continue to vest and be settled on the scheduled dates set forth in the agreements evidencing such awards without regard to any provisions regarding the effect of a termination of employment on such awards but otherwise subject to the terms and conditions set forth therein. The Company’s obligation with respect to the Equity Awards in the event of a termination by Mr. Martin not for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement.

Termination by the Company without Cause or by Mr. Martin for Good Reason

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason before a change in control, the Company will pay 1) his Accrued Compensation and the Other Benefits, 2) a pro rata ICP award determined as described in the second paragraph of this “Employment Agreement of Mr. Martin” section, multiplied by a fraction the numerator of which is the number of days of employment before termination and the denominator is 365, 3) a lump-sum severance payment equal to his salary plus his ICP award opportunity, multiplied by two, 4) reimbursement for up to 18 months of group healthcare premiums and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards.

If the Company terminates Mr. Martin’s employment without Cause or if he terminates his employment for Good Reason within two years following a change in control, Mr. Martin will receive the payments set forth in clauses 1) through 4) described in the immediate prior paragraph, and 5) any Equity Awards granted after December 11, 2014 will continue to be vested and settled on the scheduled dates set forth in the agreements evidencing such awards, provided, however, to the extent such treatment would not cause a violation of Section 409A of the Code, if the award agreement for any such award provides for any accelerated vesting or settlement, then such provision will apply.

The Company’s obligation to make the payments and benefits specified in the immediate prior two paragraphs in the event of a termination by the Company without Cause or by Mr. Martin for Good Reason is conditioned upon Mr. Martin’s execution and delivery, without subsequent revocation, of an agreement releasing the Company and its affiliates from all other liability and his compliance with the non-compete, non-solicitation and other restrictive covenants in the Agreement, except that payment of the Accrued Compensation and the Other Benefits is not subject to such a condition. If the termination occurs within two years following a change in control, however, the condition on Mr. Martin to deliver the release agreement will only apply if the Company will have also delivered an agreement to Mr. Martin releasing him from all liability (other than the post-employment obligations contemplated in the Agreement).

In the event that an independent accounting firm designated by the Company with Mr. Martin’s written consent determines that any payment to or for Mr. Martin’s benefit made by the Company, any of its affiliates, any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets, or an affiliate of such person (collectively, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the accounting firm will determine whether such payments will be reduced so that no portion of such payment will be subject to the excise tax. Such reduction will occur if and only to the extent that it would result in Mr. Martin retaining a higher amount, on an after-tax basis (taking into account all applicable taxes), than if he received all of the Total Payments.

Employment Agreement of Mr. Smith

Mr. Smith serves as our Chief Financial Officer. Certain terms and conditions of his employment are set forth in an offer letter dated September 21, 2009. Under the terms of his offer letter, Mr. Smith is entitled to an annual base salary of $400,000, which may be reviewed and adjusted. Mr. Smith is employed at will, and the Company may change the terms of or terminate his employment at any time. Mr. Smith’s base salary has subsequently been increased.

Employment Agreement of Ms. Hurtsellers

Ms. Hurtsellers serves as the Chief Executive Officer of Investment Management. Certain terms and conditions of her employment are set forth in an offer letter dated September 24, 2004. Under the terms of her offer letter, Ms. Hurtsellers is entitled to an annual base salary of $190,000, which may be reviewed and adjusted. Ms. Hurtsellers is employed at will, and the Company may change the terms of or terminate her employment at any time. Ms. Hurtsellers’ base salary has subsequently been increased.

Employment Agreement of Mr. Nelson

Mr. Nelson serves as the Chief Executive Officer of Retirement and Employee Benefits. Certain terms and conditions of his employment are set forth in an offer letter dated April 8, 2015. Under the terms of his offer letter, Mr. Nelson is entitled to an annual base salary of $700,000, which may be reviewed and adjusted. Mr. Nelson is eligible to receive an annual incentive award with a target bonus opportunity of 125% of his base salary. The offer letter also states that Mr. Nelson is eligible to receive long-term incentive awards of the Company’s restricted stock and/or performance shares with a target value of 250% of his base salary. In addition, Mr. Nelson received the following one-time awards upon joining the Company: a) $200,000 cash award, b) $700,000 deferred cash award payable in three installments in May 2016, May 2017 and May 2018, c) restricted stock units with an initial grant value of $1.7 million, of which $500,000 will vest four years after the grant date and $500,000 will vest eight years after the grant date, and for the remaining $700,000, 1/3 of which will vest each year starting a year after the grant date, and d) performance stock units with an initial grant value of $700,000 that will vest three years after the date of grant, the number of shares of the Company’s common stock to be delivered will depend on the achievement of certain performance factors and could range from 0% to 150% of the number of performance stock units granted. Mr. Nelson is employed at will, and the Company may change the terms of or terminate his employment at any time.

Employment Agreement of Ms. Walsh

Ms. Walsh serves as our Chief Legal Officer. Certain terms and conditions of her employment are set forth in an offer letter dated August 6, 2015. Under the terms of her offer letter, Ms. Walsh is entitled to an annual base salary of $525,000, which may be reviewed and adjusted. Ms. Walsh is eligible to receive an annual incentive award with a target bonus opportunity of 95% of her base salary. The offer letter also states that Ms. Walsh is eligible to receive long-term incentive awards of the Company’s restricted stock and/or performance shares with a target value of 150% of her base salary. In addition, Ms. Walsh received the following one-time awards upon joining the Company: a) $525,000 cash award payable no later than sixty days after her start date and $175,000 deferred cash award payable in March 2016, b) a special restricted cash award in the amount of $1 million payable in three installments in May 2016, May 2017 and May 2018, c) restricted stock units with an initial grant value of $1 million, 1/3 of which will vest each year starting a year after the grant date. Ms. Walsh is employed at will, and the Company may change the terms of or terminate her employment at any time. Ms. Walsh’s base salary and the targets for her annual incentive award and long-term incentive award have been subsequently increased.

Potential Payments upon a Termination or Change in Control

On February 22, 2016, we adopted the Voya Financial, Inc. Severance Plan for Senior Managers (the “Severance Plan”), which provides severance benefits for designated senior managers (“Plan Participants”) of the Company and its subsidiaries in the event of specified “Qualified Terminations”, generally involving terminations not for Cause (as such term is defined in the Severance Plan), or, following certain change in control events, voluntary terminations for Good Reason (as such term is defined in the Severance Plan). The provisions of the Severance Plan do not apply to Mr. Martin, whose employment agreement provides for specific severance benefits and contains non-compete, non-solicitation and other restrictive covenants.

Under the Severance Plan, in the event of a Qualified Termination, Plan Participants would be entitled to specified severance benefits, including (i) a lump sum cash payment equal to the Plan Participant’s eligible base salary and target annual cash bonus, multiplied by a specified factor (ranging from one to two, 1.75 for NEOs prior to or more than two years following a change in control, and two within two years of a change in control);

(ii) 12 months of continued participation in the Company’s health care plan on the terms and conditions available to active employees, which period of participation shall be considered part of the period of continued coverage required to be offered by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985; and (iii) a pro-rated annual cash bonus with respect to the period of employment prior to the Qualified Termination (which shall be paid based on actual performance for NEOs).

In consideration for receipt of severance benefits, Plan Participants are required to execute a release of claims in favor of the Company, as well as abide by a set of restrictive covenants, which include (i) non-competition with the Company for a period ranging from six months to one year (one year for NEOs); (ii) non-solicitation of the Company’s employees and agents for a period of one year; (iii) non-solicitation of the Company’s customers and prospective customers for a period of one year; and (iv) certain confidentiality and cooperation provisions.

The provisions of the Severance Plan do not apply to certain employees of the Company or its subsidiaries who have entered into a written employment agreement with the Company providing for specific severance benefits.

Potential Payments upon Termination or Change in Control Table(1)

The following table sets forth, for each NEO, an estimate of potential payments the NEO would have received at, following, or in connection with a termination of employment under the circumstances enumerated below on December 31, 2018.

Name	Termination Trigger	Severance(2)	Annual Incentive(3)	Health & Welfare Continuation	Equity Vesting(4)	Other Benefits(5)	Total
Rodney O. Martin, Jr	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case Prior to Change in Control)	$6,500,000	$2,857,500	$13,885	$18,096,035	$52,500	$27,519,920
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$6,500,000	$2,857,500	$13,885	$18,096,035	$52,500	$27,519,920
	Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement or Voluntary Termination Other Than Good Reason	$—	$—	$—	$18,096,035	$—	$18,096,035
	Death and Disability	$—	$2,857,500	$—	$18,096,035	$—	$20,953,535
Michael S. Smith	Involuntary Termination without Cause (Prior to Change in Control)	$2,734,375	$1,190,625	$13,202	$3,700,507	$35,000	$7,673,708
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$3,125,000	$1,190,625	$13,202	$5,637,944	$35,000	$10,001,771
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$5,637,944	$—	$5,637,944

Name	Termination Trigger	Severance(2)	Annual Incentive(3)	Health & Welfare Continuation	Equity Vesting(4)	Other Benefits(5)	Total
Christine Hurtsellers	Involuntary Termination without Cause (Prior to Change in Control)	$4,200,000	$2,286,000	$10,982	$3,095,557	$35,000	$9,627,538
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$4,800,000	$2,286,000	$10,982	$5,123,791	$35,000	$12,255,772
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$5,123,791	$—	$5,123,791
Charles P. Nelson	Involuntary Termination without Cause (Prior to Change in Control)	$2,756,250	$1,111,250	$10,982	$3,945,682	$35,000	$7,859,164
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$3,150,000	$1,111,250	$10,982	$6,259,552	$35,000	$10,566,784
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$6,259,552	$—	$6,259,552
Patricia J. Walsh	Involuntary Termination without Cause (Prior to Change in Control)	$2,117,500	$838,200	$9,257	$1,784,785	$35,000	$4,784,742
	Involuntary Termination without Cause or Voluntary Termination for Good Reason (in Each Case within 2 Years Following Change in Control)	$2,420,000	$838,200	$9,257	$2,868,806	$35,000	$6,171,263
	Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—	$—
	Retirement	$—	$—	$—	$—	$—	$—
	Death and Disability	$—	$—	$—	$2,868,806	$—	$2,868,806

(1)

All amounts assume that the triggering event took place on December 31, 2018, the price per share of Voya common stock was $40.14. As of December 31, 2018, Mr. Martin was the only NEO eligible for retirement under the Omnibus Plan. There are no change in control provisions that would affect the level of benefits payable from the pension plans.

(2)

Under the terms of his employment agreement, Mr. Martin would receive a lump sum cash severance payment. Under the terms of the Severance Plan and subject to each executive’s execution of a release, the company would make lump sum cash severance payments to Mr. Smith, Ms. Hurtsellers, Mr. Nelson and Ms. Walsh.

(3)	Annual Incentive amount equals target award multiplied by a performance factor of 127% for 2018.
(4)	Treatment and valuation of previously granted equity upon termination or change in control would be in accordance with the terms and conditions of individual equity award agreements.
(5)

All NEOs are eligible for the Company’s executive outplacement program which provides a benefit for up to 12 months post-termination at a fixed cost to the company of $35,000 per executive. The benefit for the CEO is extended to 18 months at a total cost of $52,500

CEO PAY RATIO

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to annually disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our Chief Executive Officer. The annual total compensation for 2018 for our CEO was $11,337,911 and for the median employee was $98,728. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee for 2018 was 115 to 1.

To identify the median of the annual total compensation of our employees (excluding our CEO), we used target total direct compensation, which includes base salary, target annual cash incentive and target long-term incentive, as the consistently applied compensation measure. We included all of our U.S. full-time and part-time employees as well as seasonal and temporary workers whose compensation was determined by us, in each case employed with us as of December 31, 2018. We excluded all of our non-U.S. employees (who represent less than 5% of our entire work force) as permitted under the applicable SEC de minimis rule. Compensation for employees with a partial year of service was not annualized and no assumptions, adjustments or estimates were applied.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

REPORT OF OUR COMPENSATION AND BENEFITS COMMITTEE

Our Compensation and Benefits Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by the management of Voya Financial, Inc., and discussed the CD&A with the management of Voya Financial, Inc. Based on the Compensation and Benefits Committee’s review and discussions, the Committee recommended to the board that the CD&A be included in this proxy statement.

Compensation and Benefits Committee:

Ruth Ann M. Gillis (Chair)

Lynne Biggar

Jane P. Chwick

Joseph V. Tripodi

David Zwiener

NON-EMPLOYEE DIRECTOR COMPENSATION

The Nominating and Governance Committee reviews, with the assistance of Pay Governance, the compensation of our non-employee directors annually and recommends changes to the Board, when it deems appropriate. Our compensation program for our directors is guided by its alignment with long-term shareholder interests and the following elements demonstrate that alignment:

➢	Hold-through-retirement requirement: non-employee directors must hold all RSUs granted to them during their entire tenure until they retire

➢

Equity ownership requirement: our non-employee directors are required to own Voya stock in an amount that is five times the annual board cash fees by the later of March 2020 or the fifth anniversary from the director’s initial election or appointment to the board

➢	Restrictions on hedging and pledging: directors are not permitted to hedge or pledge our securities

➢	Emphasis on equity compensation: a large portion of the annual director compensation is the annual grant of RSUs

Each of our non-employee directors currently receives the following compensation for their service on our board of directors and its committees. For service periods of less than one year, amounts are prorated.

Element of Compensation	Annual Compensation Amount
Annual Cash Fee	$105,000 cash payment
Annual Equity Grant	$140,000, in the form of time-vested RSUs
Committee Membership Fees	$10,000 cash payment, per committee, for all committee members, excluding committee chairs
Committee Chair Fees	$30,000 cash payment (Audit Committee) $20,000 cash payment (Compensation and Benefits Committee and Nominating and Governance Committee) $15,000 cash payment (all other committees)
Lead Director Fee	$25,000 cash payment

Director Summary Compensation Table

The chart below indicates the elements and total value of cash compensation and of RSUs granted to each non-employee director for services performed in 2018. Pursuant to SEC rules, this table includes equity awards granted during 2018, and excludes equity awards granted in 2019 in respect of 2018 service. Cash amounts, however, reflect amounts paid in respect of 2018 service, even if paid during 2019.

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Curtis Arledge	$53,989	$58,657	$25,000	$137,646
Lynne Biggar	$142,162	$139,968	$13,300	$295,430
Jane P. Chwick	$140,000	$139,968	$25,000	$304,968
Ruth Ann M. Gillis	$133,344	$139,968	$25,000	$298,312
J. Barry Griswell	$152,840	$139,968	$25,000	$317,808
Byron H. Pollitt, Jr.	$146,482	$139,968	$25,000	$311,450
Joseph V. Tripodi	$135,002	$139,968	$25,000	$299,970
Deborah C. Wright	$127,542	$139,968	$20,000	$287,510
David Zwiener	$170,300	$139,968	$15,000	$325,268

(1)	Certain directors elected to defer the cash portion of their Director Fees for 2018 under the Director Compensation Deferral Plan adopted in 2015 which is described below.
(2)	Amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.
(3)	Amounts in this column represent matching charitable contributions (maximum of $25,000 per year) made by the company on behalf of each Director.

Director Compensation Deferral Plan

In 2015, we adopted a deferred cash fee plan pursuant to which non-employee directors may elect to defer all or a portion of their cash director fees either into a cash account or into an account in the form of our common stock and receive amounts deferred upon the earlier of the in-service distribution date designated by the director and the date on which the director first ceases to be a director of the Company. Directors may elect to receive their distributions either in a single lump sum or in quarterly or annual installments over a period of five or ten years.

Director Equity Awards

The following table sets forth outstanding equity awards held by each non-employee director as of December 31, 2018. All director equity awards are in the form of RSUs and settle in shares of our common stock only after the director’s service on the board of directors has come to an end. For RSUs granted in 2013 and 2014, 50% of the RSUs vest on the second anniversary of the grant date, and 25% on each of the third and fourth such anniversaries. For RSUs granted in 2015 and 2016, 1/3 of the RSUs vest on each of the first, second and third anniversaries of the grant date. For RSUs granted in 2017 and 2018, the full amount vested on the first anniversary of the grant date.

Director	Number of RSUs Outstanding
Curtis Arledge	1,149
Lynne Biggar	12,761
Jane P. Chwick	14,048
Ruth Ann M. Gillis	10,592
J. Barry Griswell	18,072
Byron H. Pollitt, Jr.	10,592
Joseph V. Tripodi	11,452
Deborah C. Wright[1]	14,048
David Zwiener	18,072

[1]	Ms. Wright resigned from our Board on January 31, 2019. Her unvested RSUs were forfeited upon departure pursuant to the terms of the restricted stock agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no interlocking relationships between any member of our Compensation and Benefits Committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.

Agenda Item 3.	Approval of the Adoption of the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan

The stockholders are being asked to approve the adoption of the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan (the “2019 Omnibus Plan”), which will serve to replace the existing Voya Financial, Inc. 2014 Omnibus Employee Incentive Plan (the “Old Plan”) as the principal plan through which we provide equity-based compensation to our employees. The 2019 Omnibus Plan, a copy of which is attached as Exhibit B-1 to this proxy statement, is substantially the same as the Old Plan, except that:

•

the 2019 Omnibus Plan omits certain provisions, such as a list of specific performance metrics, that were intended to provide the opportunity for performance-based compensation awards under the Old Plan to comply with the criteria for tax deductibility previously set forth in Section 162(m) of the Code. Pursuant to the Tax Cuts and Jobs Act of 2017, such criteria no longer apply to permit tax deductibility of such awards.

•

The 2019 Omnibus Plan provides for 11,700,000 shares of Company common stock to be available for issuance under the 2019 Omnibus Plan (7.9% of the outstanding shares of Company common stock as of the Record Date).

•	The 2019 Omnibus Plan provides for cash-based awards in addition to equity-based awards.

The 2019 Omnibus Plan is attached to this proxy statement as Exhibit B-1 and has also been filed with the SEC along with this proxy statement.

Our Board of Directors adopted the 2019 Omnibus Plan on March 27, 2019 upon recommendation of the Compensation and Benefits Committee, subject to stockholder approval.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the adoption of the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan, as presented and included in the Definitive Proxy Statement on Schedule 14A of the Company filed with the Securities and Exchange Commission, is hereby APPROVED.

Board Recommendation: The Board of Directors of the Company unanimously recommends that stockholders vote FOR the adoption of the 2019 Omnibus Plan.

New Plan Benefits: As of the date of this proxy statement, no awards have been made under the 2019 Omnibus Plan. The benefits or amounts that will be received by or allocated to each named executive officer, all current executive officers as a group, and all employees who are not executive officers as a group under the 2019 Omnibus Plan, are not presently determinable.

Updated Share Information: The following table presents updated information as of March 13, 2019 about the number of shares of Company common stock that were subject to various outstanding equity awards previously granted and shares of Company common stock remaining available for issuance under existing equity plans. On the record date, March 25, 2019, the total number of shares outstanding was 147,928,825.

As of March 13, 2019
Number of stock options outstanding	3,396,891
Weighted average exercise price of the outstanding stock options	$41.27
Weighted average remaining term of the outstanding stock options	7.70 years
Number of service-based RSUs outstanding(1)	2,112,525
Number of performance-based awards (PSUs) outstanding at target	1,986,742
Shares remaining available under the 2013 Omnibus Non-Employee Director Incentive Plan	81,096
Shares remaining available under the Old Plan(2)	3,723,504
Shares available for issuance under the 2019 Omnibus Plan	11,700,000

(1)	Includes awards of both non-employee director RSUs and employee RSUs
(2)	As of the effective date of the 2019 Omnibus Plan, no additional grants may thereafter be issued under the Old Plan.

Summary of Plan

The following description of the 2019 Omnibus Plan, as proposed to be adopted by the foregoing resolution, is a summary, does not purport to be complete and is qualified in its entirety by the full text of the proposed 2019 Omnibus Plan. A copy of the 2019 Omnibus Plan is attached to this proxy statement as Exhibit B-1.

Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan

Purpose; Types of Awards. The purposes of the 2019 Omnibus Plan are to align the long-term financial interests of eligible participants of the Company with those of our stockholders, to attract and retain those individuals by providing compensation opportunities that are consistent with our compensation philosophy, and to provide incentives to those individuals who contribute significantly to our long-term performance and growth. To accomplish these purposes, the 2019 Omnibus Plan provides for grants of stock options (both stock options intended to be “incentive stock options” (“ISOs”) under Section 422 of the Code and non-qualified stock options), restricted shares, restricted stock units, dividend equivalent rights and other equity-based or equity-related awards pursuant to which Company common stock, cash or other property may be delivered. Cash-based awards may also be made under the 2019 Omnibus Plan.

Shares Subject to the 2019 Omnibus Plan. A total of 11,700,000 shares of Company common stock are reserved and available for issuance under the 2019 Omnibus Plan. The maximum number of shares of Company common stock as to which stock options, restricted shares, restricted stock units, dividend equivalent rights and other types of stock-based or stock-related Awards may be granted under the 2019 Omnibus Plan to any one individual in any one fiscal year may not exceed 1,000,000 (subject to adjustment as described below).

If a stock award granted under the 2019 Omnibus Plan, or previously granted under the Old Plan, is forfeited, expires, terminates, otherwise lapses or, solely with respect to any award that may not be settled in Company common stock, is settled in cash, the shares of Company common stock underlying that award will again become available for issuance under the 2019 Omnibus Plan. Shares underlying awards will not become available for reissuance under the 2019 Omnibus Plan if the shares are withheld by the Company to pay taxes, are withheld by or tendered to the Company to pay the exercise price of stock options, or are repurchased from an option holder by the Company with proceeds from the exercise of stock options.

The maximum number of shares of Company common stock that can be delivered through ISOs under the 2019 Omnibus Plan may not exceed 2,000,000 shares (subject to adjustment as described below).

As of April 1, 2019, the market value of a share of Common Stock was $51.21.

Administration of the 2019 Omnibus Plan. The 2019 Omnibus Plan is administered by our Compensation and Benefits Committee. Subject to the terms of the 2019 Omnibus Plan, the Compensation and Benefits Committee will determine which employees and prospective employees will receive grants under the 2019 Omnibus Plan, the dates of grant, the numbers and types of stock awards to be granted, the exercise or purchase price of each award, and the terms and conditions of the stock awards, including the period of their exercisability and vesting and the fair market value applicable to a stock award. In addition, the Compensation and Benefits Committee will interpret the 2019 Omnibus Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the 2019 Omnibus Plan or any awards granted under the 2019 Omnibus Plan as it deems to be appropriate. The Compensation and Benefits Committee may also delegate any of its powers, responsibilities or duties to any person who is not a member of the Compensation and Benefits Committee or any administrative group within the Company. Our Board of Directors may also grant awards or administer the 2019 Omnibus Plan directly.

Eligibility. Any current or prospective employee or consultant of Voya Financial, Inc. or its subsidiaries is eligible for selection by the Compensation and Benefits Committee to receive an award under the 2019 Omnibus Plan. As of March 31, 2019, Voya Financial, Inc. had approximately 6,000 employees and approximately 5,000 consultants.

Types of Awards

The types of awards that may be made under the 2019 Omnibus Plan are described below. These awards may be made singly or in combination, as part of compensation awards or performance awards, or both. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Compensation and Benefits Committee, in its sole discretion subject to certain limitations provided in the 2019 Omnibus Plan. Each award will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Performance Shares. An award of performance shares entitles the recipient to receive a number of shares of Company common stock equal to a number of shares identified upon the issuance of the award multiplied, upon vesting, by a performance factor representing the level of achievement, over a stated performance period, of one or more performance goals.

Restricted Shares. A restricted share is an award of outstanding shares of Company common stock that is subject to transfer and/or forfeiture restrictions for a period of time. During the period that any restrictions apply, the transfer of restricted shares is generally prohibited. Participants will generally have the same voting and dividend rights as any other stockholder of Company.

Restricted Stock Units. A restricted stock unit is an unfunded, unsecured right to receive a share of Company common stock, cash or other property at a future date, subject to such terms and conditions as the Compensation and Benefits Committee may determine.

Dividend Equivalent Rights. Dividend equivalents entitle the participant to receive amounts equal to ordinary cash dividends that are paid on the shares underlying a grant while the grant is outstanding. Dividend equivalents may be paid in cash, in shares of Company common stock or in a combination of the two. The Compensation and Benefits Committee will determine whether dividend equivalents will be conditioned upon the vesting or payment of the grant to which they relate and the other terms and conditions of the grant.

Stock Options. A stock option entitles the recipient to purchase shares of Company common stock at a fixed exercise price. The exercise price per share will be determined by the Compensation and Benefits Committee but will not be less than 100% of the fair market value of Company common stock on the date of grant. Fair market value will generally be the closing price of Company common stock on the NYSE on the date of grant. Stock options generally must be exercised within 10 years from the date of grant or they will expire. Stock options may be made in the form of non-qualified stock options or ISOs. A non-qualified stock option is an option that does not meet the qualifications of an ISO. An ISO is a stock option that meets the requirements of Section 422 of the Code. ISOs may be granted only to employees and the aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the ISO does not exceed five years from the date of grant.

Other Stock-Based Awards. The Compensation and Benefits Committee may grant other types of stock-based or stock-related awards, including the grant of unrestricted shares of Company common stock in such amounts, and subject to such terms and conditions, as the Compensation and Benefits Committee may determine.

Cash-Based Awards. The Compensation and Benefits Committee may grant awards that are settled in cash, and are not settled in or related to Company common stock, in such amounts, and subject to such terms and conditions, as the Compensation and Benefits Committee may determine.

Adjustments. In connection with any recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Company common stock, merger, consolidation, rights offering, separation, reorganization, liquidation, or any other change in the corporate structure or shares of Company common stock, including any extraordinary dividend or extraordinary distribution, the Compensation and Benefits Committee will make adjustments as it deems appropriate to the terms of any outstanding award, the number of shares of Company common stock issuable under the 2019 Omnibus Plan, the limit on the number of shares subject to awards in any one fiscal year and the limit on the number of shares that can be issued through incentive stock options.

Change in Control. Unless our Compensation and Benefits Committee determines otherwise, the vesting of awards will, subject to all applicable laws and regulations, be accelerated if the participant has a qualifying termination within two years following a “change in control” as defined in the 2019 Omnibus Plan (i.e., a “double trigger” change in control event). Upon such a change of control event, any performance-based awards will be deemed earned at the greater of the target performance level or actual performance level through the change in control date (or if no target performance level is specified with respect to an award, such award shall be deemed earned as if a target performance level had been set and achieved at exactly 100% of such target performance level) with respect to all open performance periods. In the event applicable law or regulation precludes any acceleration of awards, such awards shall remain outstanding and in effect and continue to vest under their original terms notwithstanding any such change in control, or, in the discretion of the Compensation and Benefits Committee, may be converted into the right to receive, upon the regularly scheduled vesting dates, cash payments equal to the value of the then-outstanding awards (without applying any performance multiplier, and using the price of our common stock immediately prior to the change in control to determine value) that would have vested on each of such subsequent vesting dates. In the event of a change in control, the Compensation and Benefits Committee may cancel awards for in-the-money spread value for stock options and for fair value for other awards (as determined in the sole discretion of the Compensation and Benefits Committee), provide for the issuance of substitute awards or provide that for a period of at least 20 days prior to the change in control, stock options will be exercisable as to all shares of Company common stock subject thereto and that any stock options not exercised prior to the consummation of the change in control will terminate and be of no further force or effect as of the consummation of the change in control.

Clawback/Recoupment. Awards under the 2019 Omnibus Plan may be subject to recoupment or clawback as may be required by applicable law, or under the Company’s compensation recoupment policy.

Amendment and Termination. Our Board of Directors may from time to time suspend, discontinue, revise or amend the 2019 Omnibus Plan. Amendments to the 2019 Omnibus Plan must be submitted to stockholders if required by applicable law, regulation or rule of a securities exchange.

Unless previously terminated by the Board of Directors, the 2019 Omnibus Plan will terminate on May 23, 2029.

Summary of Federal Income Tax Consequences of Options

The following is a summary of U.S. federal income tax consequences of awards granted under the 2019 Omnibus Plan, based on current U.S. federal income tax laws. This summary does not constitute legal or tax advice and does not address municipal, state or foreign income tax consequences.

ISOs. A participant who is granted an ISO does not recognize taxable income at the time the ISO is granted or upon its exercise, but the excess of the aggregate fair market value of the shares acquired on the exercise date (ISO shares) over the aggregate exercise price paid by the participant is included in the participant’s income for alternative minimum tax purposes. Upon a disposition of the ISO shares more than two years after grant of the ISOs and one year after exercise of the ISOs, any gain or loss is treated as long-term capital gain or loss. In such case, Voya Financial, Inc. would not be entitled to a deduction. If the participant sells the ISO shares prior to the expiration of these holding periods, the participant recognizes ordinary income at the time of disposition equal to the excess if any, of the lesser of (1) the aggregate fair market value of the ISO shares at the date of exercise and (2) the amount received for the ISO shares, over the aggregate exercise price previously paid by the participant. Any gain or loss recognized on such a premature disposition of the ISO shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the sale. The amount of ordinary income recognized by the participant is subject to payroll taxes. Voya Financial, Inc. is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Non-qualified Stock Options. A participant who is granted a stock option that is not an ISO (a non-qualified stock option) does not recognize any taxable income at the time of grant. Upon exercise, the participant recognizes taxable income in an amount equal to the aggregate fair market value of the shares subject to the non-qualified stock options over the aggregate exercise price of such shares. Any taxable income recognized in connection with the exercise of non-qualified stock options by an employee is subject to payroll taxes. Voya Financial, Inc. is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income. The participant’s basis in the option shares will be increased by the amount of ordinary income recognized. Upon the sale of the shares issued upon exercise of the non-qualified stock options, any further gain or loss recognized will be treated as long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the sale.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2018, the following securities were available for issuance under the Company’s equity compensation plans:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	7.4 million shares of common stock(1)	$37.60(2)	6.8 million shares of common stock
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	7.4 million shares of common stock	$37.60	6.8 million shares of common stock

(1)	Performance-based units are assumed to vest at target. Up to an additional 1.2 million shares of common stock could be issued if such units were to vest at maximum payout.
(2)	Weighted-average exercise price of 2.6 million outstanding options only. Other outstanding awards do not have an exercise price.

Part III: Audit-Related Matters

Agenda Item 4:	Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the board of directors is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, which is retained to audit the Company’s financial statements.

•

The Audit Committee is responsible for determining and approving the audit fees paid to Ernst & Young LLP. Further, our Audit Committee approves in advance all services rendered by Ernst & Young LLP to us and our consolidated subsidiaries, either on an individual basis or pursuant to our pre-approval policy. These services include audit, audit-related services (including attestation reports, employee benefit plan audits, accounting and technical assistance, and risk and control services) and tax services.

•

In order to assure continuing auditor independence, the Audit Committee periodically evaluates the qualifications, performance, and independence of the Company’s independent registered public accounting firm before determining to renew its engagement. Further, in connection with the rotation of our independent registered public accounting firm’s lead engagement partner mandated by the rules of the SEC and the U.S. Public Company Accounting Oversight Board (PCAOB), our Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In particular, our Audit Committee considered the following factors in evaluating Ernst & Young LLP and its lead engagement partner:

➢	Knowledge, technical skills of the firm, the lead engagement partner and the audit team, including local engagement teams;

➢

Communication with management and the Audit Committee regarding: a) the audit plan and the engagement team, b) potential and emerging issues and risks, c) consultations with the national practice office, if any, d) internal control matters, e) required communications and f) rotation plan for the lead engagement partner;

➢

Responsiveness/services related to the Company’s business requirements such as quality and timeliness, responsiveness to changes in business and/or risks, assignment of appropriate resources to meet transaction timeliness and competitiveness of fees/value for services rendered and

➢

Demonstration of independence, objectivity and professional skepticism by maintaining respectful but questioning approach, demonstrating independence in fact and in appearance, dealing with issues in a forthright manner and communicating potential independence issues with the Company and the Audit Committee, if any.

In addition, the Audit Committee reviews and approves our policy on external auditor independence. The policy sets forth appointment, independence and responsibilities of the external auditor, as well as permitted services and the procedure for pre-approval of services.

Based on the foregoing, the members of our Audit Committee and our board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of our firm and its stockholders.

In light of this, our Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2019. We are asking stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, although such ratification is not a legal requirement of, or condition to, such appointment. If our stockholders do not ratify the appointment, our Audit Committee will reconsider its retention of Ernst & Young LLP, but will not necessarily revoke their appointment as the

Company’s independent registered public accounting firm. Similarly, even if ratified by our stockholders, our Audit Committee may determine to appoint a different firm at any time during the year if it determines that such a change would be in the interests of our Company and its stockholders.

A representative of Ernst & Young LLP is expected to participate in our Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Accordingly, the following resolution will be presented at our Annual Meeting:

RESOLVED, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the purposes of the audit of the Company’s financial statements for the year ending December 31, 2019, is hereby APPROVED.

Board Recommendation: Our board of directors unanimously recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

MEMBERSHIP OF OUR AUDIT COMMITTEE

The Audit Committee of our board of directors consists of Byron H. Pollitt, Jr., who serves as chairman, Lynne Biggar, Ruth Ann M. Gillis and J. Barry Griswell, each of whom is an independent director. Our board of directors has determined that each member of our Audit Committee is financially literate, as such term is defined under the rules of the NYSE, and that, in addition to other members, Mr. Pollitt qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K of the SEC.

REPORT OF OUR AUDIT COMMITTEE

Responsibility for the preparation, presentation and integrity of the Company’s financial statements, for its accounting policies and procedures, and for the establishment and effectiveness of internal controls and procedures lies with the Company’s management. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB, and for expressing an opinion as to the conformity of the Company’s financial statements with generally accepted accounting principles and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB. The Audit Committee has received the written disclosures from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee approves in advance all audit and any non-audit services rendered by Ernst & Young LLP to us and our consolidated subsidiaries.

Based on the reports and discussions discussed above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Additional information about the Audit Committee and its responsibilities may be found beginning on page 14 of this proxy statement and the Audit Committee Charter is available on the Company’s website in the Investor Relations section.

Audit Committee:

Byron H. Pollitt, Jr., Chairman

Lynne Biggar

Ruth Ann M. Gillis

J. Barry Griswell

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table provides information about fees payable by us to Ernst & Young LLP for each of 2018 and 2017.

	2018 fees (in millions)	2017 fees (in millions)
Audit fees	$13.6	$15.3
Audit-related fees(1)	$1.5	$1.8
Tax fees(2)	$1.2	$1.2
All other fees	$0	$0

(1)	Includes the audit of the financial statements of employee benefit plans, service organization control reports, and accounting consultations.
(2)	Includes tax compliance services provided to the Company and to consolidated investment funds, and routine tax advisory services.

All services were approved by the Audit Committee. The charter of our Audit Committee provides that the Audit Committee pre-approves all audit and any non-audit services rendered to us by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy pursuant to which certain categories of engagements have been pre-approved without specific prior identification to the Audit Committee.

Part IV: Certain Relationships and Related Party Transactions

RELATED PARTY TRANSACTION APPROVAL POLICY

Our board of directors has adopted a written related party transaction approval policy pursuant to which the Nominating and Governance Committee of our board of directors reviews and approves or takes such other action as it may deem appropriate with respect to the following transactions:

•

a transaction in which we or one or more of our subsidiaries is a participant and which involves an amount exceeding $120,000 and in which any of our directors, executive officers, or 5% stockholders or any other “related person” as defined in Item 404 of Regulation S-K (“Item 404”), has or will have a direct or indirect material interest; and

•	any other transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404.

The policy provides that an investment by a director or executive officer in a fund or other investment vehicle sponsored or managed by the Company or by one or more of its subsidiaries shall not be deemed to be a related party transaction if:

•	such investment is made pursuant to the Company’s 401(k) plan, Deferred Compensation Savings Plan or any other similar type of Company-sponsored employee or director plan; or

•

such investment is made on terms and conditions that are (i) in all material respects not more favorable to such director or executive officer than are available to investors that are not employed by or affiliated with the Company or any of its subsidiaries or (ii) subject to certain exceptions, are consistent in all material respects with those offered to one or more classes of employees of the Company or any of its subsidiaries who are not executive officers of the Company.

Certain of our directors and executive officers may from time to time invest their personal funds in funds or other investment vehicles that we or one or more of our subsidiaries manage or sponsor. These investments are made on substantially similar terms and conditions as other similarly-situated investors in these funds or investment vehicles who are not employed or affiliated with the Company or any of its subsidiaries. In addition, from time to time our directors and executive officers may engage in transactions in the ordinary course of business involving other services and products we offer, such as insurance and retirement services, on terms similar to those extended to customers that are not employed or affiliated with the Company or any of its subsidiaries.

This policy sets forth factors to be considered by the Nominating and Governance Committee in determining whether to approve any such transaction, including the nature of our and our subsidiaries’ involvement in the transaction, whether we or our subsidiaries have demonstrable business reasons to enter into the transaction, whether the transaction would impair the independence of a director and whether the proposed transaction involves any potential reputational or other risk issues.

To simplify the administration of the approval process under this policy, the Nominating and Governance Committee may, where appropriate, establish guidelines for certain types of related party transactions or designate certain types of such transactions that will be deemed pre-approved. This policy also provides that the following transactions are deemed pre-approved:

•	decisions on compensation or benefits or the hiring or retention of our or any of our subsidiaries’ directors or executive officers, if approved by the applicable board committee;

•	the indemnification and advancement of expenses pursuant to our amended and restated certificate of incorporation, by-laws or an indemnification agreement; and

•	transactions where the related person’s interest or benefit arises solely from such person’s ownership of our securities and holders of such securities receive the same benefit on a pro rata basis.

A director on the Nominating and Governance Committee who has an interest in a related party transaction being considered by the Nominating and Governance Committee will not participate in the consideration of that transaction unless requested by the chairperson of the Nominating and Governance Committee.

BENEFICIAL OWNERSHIP OF CERTAIN HOLDERS

The following table presents information as of April 1, 2019 regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers and directors as of such date and

•	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner presented in the table below is c/o Voya Financial, Inc., 230 Park Avenue, New York, New York 10169.

		Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owners	Number of Shares(7)	Options Exercisable within 60 days	Percentage of Class	Additional Underlying Stock Units(8)	Total Common Stock and Stock Units
The Vanguard Group(1)	14,425,067	—	9.27%
100 Vanguard Blvd. Malvern, PA 19355
Franklin Mutual Advisers, LLC(2)	10,553,719	—	6.8%
101 John F. Kennedy Parkway Short Hills, NJ 07078
Pzena Investment Management, LLC(3)	9,936,956	—	6.4%
320 Park Avenue, 8th Floor New York, NY 10022
BlackRock, Inc.(4)	9,060,374	—	5.8%
55 East 52nd Street New York, NY 10055
Named executive officers and directors (14 persons)
Rodney O. Martin, Jr.(5)	394,158	158,900	*	391,706	944,764
Michael S. Smith	111,503	111,200	*	122,470	345,173
Christine Hurtsellers	41,262	39,700	*	138,324	219,286
Charles P. Nelson	81,466	111,200	*	126,270	318,936
Patricia J. Walsh	29,358	87,400	*	67,713	184,471
Alain M. Karaoglan(6)	34,756	—	*	105,898	140,654
Curtis Arledge	—	—	*	1,149	1,149
Lynne Biggar	10,075	—	*	2,686	12,761
Jane P. Chwick	11,362	—	*	2,686	14,048
Ruth Ann M. Gillis	15,068	—	*	3,769	18,837
J. Barry Griswell.	15,386	—	*	2,686	18,072
Byron Pollitt, Jr	9,906	—	*	2,686	12,592
Joseph V. Tripodi	12,266	—	*	2,686	14,952
David Zwiener	20,486	—	*	2,686	23,172
All current executive officers and directors (16 persons)	827,507	631,600	*	1,039,781	2,498,888

*	Less than 1%
(1)

Based on information as of December 31, 2018 contained in a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to 112,872 of these shares, shared voting power with respect to 35,885 of these shares, sole dispositive power with respect to 14,278,724 of these shares and shared dispositive power with respect to 146,343 of these shares.

(2)

Based on information as of December 31, 2018 contained in a Schedule 13G/A filed with the SEC on January 29, 2019 by Franklin Mutual Advisers, LLC. The Schedule 13G/A indicates that Franklin Mutual Advisers, LLC has sole voting power and sole dispositive power with respect to all 10,553,719 shares.

(3)

Based on information as of December 31, 2018 contained in a Schedule 13G/A filed with the SEC on February 4, 2019 by Pzena Investment Management, LLC. The Schedule 13G/A indicates that Pzena Investment Management, LLC has sole voting power with respect to 4,406,547 of these shares and sole dispositive power with respect to 9,936,956 of these shares.

(4)

Based on information as of December 31, 2018 contained in a Schedule 13G/A filed with the SEC on February 6, 2019 by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has sole voting power with respect to 7,826,253 of these shares and sole dispositive power with respect to all 9,060,374 shares.

(5)	Includes 100,000 shares held by the Rodney O. Martin Jr. 2006 Irrevocable Insurance Trust, an estate planning trust for the benefit of certain members of Mr. Martin’s family.
(6)

Mr. Karaoglan served as the Company’s Chief Operating Officer until March 30, 2018. Beneficial ownership information is mainly based on information contained in the last Form 4 filed by Mr. Karaoglan with the SEC prior to March 30, 2018.

(7)	Amounts include, for directors, vested RSUs awarded as compensation. See “Part II: Compensation Matters—Non-Employee Director Compensation—Director Equity Awards.”
(8)

Amounts include, for directors and executive officers, unvested RSUs and deferred stock units issued pursuant to deferred compensation plan arrangements. For executive officers, amounts also include unvested PSUs. The ultimate number of common stock shares earned at vesting of PSUs is formulaically determined, with potential payout value ranging from 0% to 150% depending on the achievement of certain performance factors.

Part V:  Other Information

Frequently asked questions about our Annual Meeting

When and where is our Annual Meeting?

We will hold our Annual Meeting on Thursday, May 23, 2019, at 11:00 a.m., Eastern Daylight Time. The Annual Meeting will be conducted entirely over an internet website, at the following address: www.virtualshareholdermeeting.com/VOYA2019, thus facilitating maximum participation by our stockholders.

Who can participate in our Annual Meeting?

You are entitled to participate in our Annual Meeting if you were a stockholder of record of Voya Financial, Inc. as of the close of business on March 25, 2019, which we refer to in this proxy statement as the “Record Date”, or if you hold a valid proxy for the Annual Meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must request a legal proxy from your broker or nominee to participate and vote at the Annual Meeting.

How do I attend the Annual Meeting virtually?

You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VOYA2019 and using your 16-digit control number to enter the meeting.

What if I have trouble participating in the Annual Meeting?

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 10:45 a.m., Eastern Daylight Time. If you encounter any difficulties accessing the virtual meeting during the check-in time or during the annual meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/VOYA2019.

How can I submit questions?

If you wish to submit a question, you may do so in a few ways. If you want to ask a question before the meeting, you may do so at www.proxyvote.com. You may also access copies of our proxy materials at www.proxyvote.com. If you want to submit your question during the annual meeting, you may submit your question by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/VOYA2019 and type your question into the “Ask a Question” field. Alternatively, a telephone number will be included on the virtual meeting platform and you may ask a question by calling that number.

What are the rules of conduct Q&As?

We have published rules of conduct Q&As for the annual meeting on www.virtualshareholdermeeting.com/VOYA2019. You will find in the rules of conduct: 1) what types of questions will be allowed and answered, 2) the number of questions allowed per shareholder, 3) time guidelines for questions and 4) what happens if we run out of time and there are unanswered questions.

Will you archive the meeting for future viewing?

Yes, we will archive the meeting on our Investors website at investors.voya.com for future viewing.

Why did I receive this proxy statement?

The board of directors is soliciting proxies to be voted at the Annual Meeting. Under the NYSE rules, the stock exchange on which our common stock is listed, we are required to solicit proxies from our stockholders in connection with any meeting of our stockholders, including the Annual Meeting. Under the rules of the SEC, when our Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders), containing certain required information. These materials will be first made available, sent or given to stockholders on April 10, 2019.

What is included in our proxy materials?

Our proxy materials include:

•	This proxy statement;

•	A notice of our 2019 Annual Meeting of Stockholders (which is attached to this proxy statement); and

•	Our Annual Report to Stockholders for 2018.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials through the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.

Why didn’t I receive a paper copy of these materials?

SEC rules allow companies to deliver a notice of Internet availability of proxy materials to stockholders and provide Internet access to those proxy materials, in lieu of providing paper materials. Stockholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the notice of Internet availability of proxy materials.

What is “householding?”

We send stockholders of record at the same address one copy of the proxy materials unless we receive instructions from a stockholder requesting receipt of separate copies of these materials.

If you share the same address as multiple stockholders and would like the Company to send only one copy of future proxy materials, please contact Computershare Trust Company, N.A. at 118 Fernwood Avenue, Edison, NJ 08837. You can also contact Computershare to receive individual copies of all documents. You may also contact the Corporate Secretary at Voya Financial, Inc., 230 Park Avenue, New York, New York 10169, Attention: Law Department, Office of the Corporate Secretary or at 212-309-8200.

What is a proxy?

It is your legal designation of another person to vote the stock you own. The other person is called a proxy. When you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. The Company has designated four of the Company’s officers to act as proxies at the Annual Meeting.

Who can vote by proxy at the Annual Meeting?

Persons who held stock as of the close of business on the Record Date, March 25, 2019, can vote their stock at the annual meeting, either by participating in the online meeting or by executing (manually, telephonically, or electronically) a proxy card or voting instruction form.

What will stockholders vote on at the Annual Meeting?

At the Annual Meeting, our stockholders will be asked to cast votes on the following items of business:

•	The election of the nine directors who make up our board of directors;

•	An advisory vote on the approval of executive compensation;

•	The adoption of the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan; and

•	A vote to ratify the appointment of Ernst & Young LLP as the Company’s auditors for 2019.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline in our by-laws for stockholder director nominations and other proposals has passed. However, if any other matter should properly come before the meeting, the officers we have designated to act as proxies will vote the stock for which they have received a valid proxy according to their best judgment.

How many votes do I have?

You will have one vote for every share of common stock of Voya Financial, Inc. that you owned at the close of business on the Record Date, March 25, 2019.

What constitutes a quorum for the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present, in person or by proxy, at the Annual Meeting for a quorum to exist. On the Record Date, there were 147,928,825 shares of common stock outstanding. A quorum must be present before any action can be taken at the Annual Meeting, except an action to adjourn the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of common stock held in “street name”?

•	Stockholder of Record: If your shares of common stock are registered directly in your name with our transfer agent, Computershare, you are considered a “stockholder of record” of those shares.

•

Shares Held in “Street Name”: If your shares of common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization (which we refer to in this proxy statement as a “financial intermediary”), then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the financial intermediary holding your account and, as a beneficial owner, you have the right to direct your financial intermediary as to how to vote the shares held in your account.

How do I vote?

The manner in which you cast your vote depends on whether you are a stockholder of record or you are a beneficial owner of shares held in “street name”. In order to vote your shares, you may vote:

	If you are a stockholder of record	If you hold your shares in “street name”

By Internet–Advance Voting:	www.proxyvote.com	www.proxyvote.com

By Internet at our Annual Meeting:	www.virtualshareholdermeeting.com/VOYA2019	www.virtualshareholdermeeting.com/VOYA2019

By Telephone:	1-800-690-6903	1-800-690-6903
By Mail:	Return a properly executed and dated proxy card in the pre-paid envelope we have provided.	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your financial intermediary makes available.

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting instruction form, as applicable.

How do I revoke my proxy?

If you hold your shares in street name, you must follow the instructions of your broker or bank to revoke your voting instructions. Otherwise, you can revoke your proxy by executing a new proxy or by voting at the meeting.

How do I vote my shares held in the Company’s 401(k) plans?

The trustee of the plans will vote your shares in accordance with the directions you provide by voting on the voting instruction card or the instructions in the email message that notified you of the availability of the proxy materials. If your proxy is not returned or is returned unsigned, the trustee will vote your shares in the same proportion as are all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received.

How will my shares be voted if I do not give specific voting instructions?

The voting of shares for which a proxy has been executed, dated and delivered, but for which no specific voting instructions have been provided, depends on whether the shares are held by a stockholder of record or are held beneficially in “street name”, and if shares are held in “street name”, on the financial intermediary through which beneficial ownership is held.

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Stockholder of Record: If you are a stockholder of record and you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this proxy statement, and the proxy holders may vote in their discretion with respect to any other matters properly presented for a vote at our Annual Meeting. While our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if that occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Nominating and Governance Committee and nominated by our Board.

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Beneficial Owners of Shares Held in “Street Name”: If you are a beneficial owner of shares and your brokerage firm, bank, broker-dealer or other similar organization does not receive voting instructions from you, the manner in which your shares may be voted differs, depending on the specific resolution being voted upon.

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Ratification of Auditors. For the resolution to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, NYSE rules provide that brokers that have not received voting instructions from their customers at least ten days before the meeting date may vote their customers’ shares in the brokers’ discretion. This is called broker-discretionary voting. The foregoing rule does not apply, however, if your broker is an affiliate of our Company. In such a case, NYSE policy specifies that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as are the other shares voted with respect to the resolution.

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All other matters. All other resolutions to be presented at our Annual Meeting are considered “non-discretionary matters” under NYSE rules, and your brokerage firm, bank, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must provide voting instructions in order for your vote to be counted.

What vote is required for adoption or approval of each matter to be voted on?

The chart below sets forth each item of business that we expect to be put before our stockholders at the Annual Meeting, and for each such item: the voting options available, the vote required to adopt or approve, the voting recommendation of our Board, the effect of abstaining from the vote, whether such item is a “discretionary matter” for which brokers may cast discretionary votes, and the effect of broker non-votes.

Proposal	Voting Options	Vote Required	Directors’ Recommendation	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes
Election of Directors	You may vote FOR, AGAINST, or ABSTAIN for each nominee for director.	For each nominee, election requires a number of FOR votes that represents a majority of the votes cast FOR or AGAINST each nominee for director.	FOR all Director Nominees. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees.	Abstentions are not counted as a vote cast and will therefore have no effect on the vote.	No	No effect
Advisory Vote to Approve Executive Compensation	You may vote FOR, AGAINST, or ABSTAIN on the resolution to approve the executive compensation of our NEOs.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the resolution. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect
Approval of the Adoption of the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan	You may vote FOR, AGAINST, or ABSTAIN on the resolution to approve the adoption of the plan.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the resolution approving the adoption. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution.	Abstentions will have the same effect as a vote AGAINST the resolution.	No	No effect

Proposal	Voting Options	Vote Required	Directors’ Recommendation	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes
Ratification of Appointment of Independent Registered Public Accounting Firm	You may vote FOR, AGAINST, or ABSTAIN on the resolution to ratify the appointment.	Approval requires a number of FOR votes that represents a majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the matter.	FOR the ratification of the appointment. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment.	Abstentions will have the same effect as a vote AGAINST the resolution.	Yes	N/A

Who counts the votes?

Votes will be counted by Computershare Trust Company, N.A.

How will the results of the votes taken at our Annual Meeting be reported?

We expect to announce the preliminary voting results at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be filed with the SEC, and will be available at www.sec.gov and on our website at www.voya.com.

How do I inspect the list of stockholders of record?

A list of the stockholders as of the Record Date of March 25, 2019 will be available for inspection during ordinary business hours at our headquarters at 230 Park Avenue, New York, New York 10169, from May 13, 2019 to May 23, 2019. This list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/VOYA2019.

How do I submit a stockholder proposal for the 2020 Annual Meeting?

Stockholders who wish to present proposals pursuant to SEC Rule 14a-8 for inclusion in the proxy materials to be distributed by us in connection with our 2020 Annual Meeting of Stockholders must submit their proposals to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169. Proposals must be received on or before December 12, 2019, unless our 2020 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary date of the 2018 Annual Meeting, in which case proposals must be received a reasonable time before we begin to print and send proxy materials for the 2020 Annual Meeting of Stockholders. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable limitations.

In accordance with our by-laws, for a matter not included in our proxy materials to be properly brought before the 2020 Annual Meeting of Stockholders, a notice of the matter that the stockholder wishes to present must be delivered to the Law Department, Office of the Corporate Secretary, at Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, not less than 90 nor more than 120 days prior to the first anniversary of the 2019 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 24, 2020 and no later than February 23, 2020. If, however, our 2020 Annual Meeting of Stockholders is held before the date that is 30 days before the anniversary date of the 2019 Annual Meeting, or after the date that is 60 days after the anniversary date of the 2019 Annual Meeting, then our by-laws provide that the deadline for such a notice will be the later of the close of business on (i) the date that is 90 days before the date of our 2020 Annual Meeting of Stockholders and (ii) the tenth day following the date on which the date of our 2020 Annual Meeting of Stockholders is first publicly announced or disclosed.

Who pays the expenses of this proxy solicitation?

Expenses for the preparation of these proxy materials and the solicitation of proxies for our Annual Meeting are paid by the Company. In addition to the solicitation of proxies over the Internet or by mail, certain of our directors, officers or employees may solicit proxies in person, by telephone, or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. The Company has retained MacKenzie Partners, Inc. as proxy solicitor for a fee of $22,500 plus the reimbursement of any out of pocket expenses. We will reimburse brokers, including our affiliated brokers, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

Where can I receive more information about the Company?

We file reports and other information with the SEC. This information is available on the Company’s website at www.voya.com and at the Internet site maintained by the SEC at www.sec.gov. You may also contact the SEC at 1-800-SEC-0330. The charters of our Audit, Compensation and Benefits, Nominating and Governance, Risk, Investment and Finance and Technology, Innovation and Operations Committees, the Company’s Corporate Governance Guidelines, and the Corporate Code of Business Conduct and Ethics are also available on the Company’s investor relations website, investors.voya.com.

Communications with our Board

Any person who wishes to communicate with any of our directors, our Lead Director, our committee chairs or with our independent directors as a group should address communications to the board of directors or the particular director or directors, as the case may be, and mailed to Voya Financial, Inc., 230 Park Avenue, New York, NY 10169, Attention: Law Department, Office of the Corporate Secretary or sent by electronic mail to VoyaBoard@voya.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed by our directors, executive officers and 10% stockholder during 2018, and on written representations such reporting persons have provided to us, we believe that all filing requirements under Section 16(a) of the Exchange Act applicable to our directors, executive officers and 10% stockholders were complied with during 2018.

Code of Ethics and Conduct

Our board of directors has adopted a code of ethics and a code of conduct as such terms are used in Item 406 of Regulation S-K and the NYSE listing rules. A copy of our Code of Business Conduct and Ethics is available from our investor relations website at investors.voya.com. The Company intends to satisfy any disclosure requirement under Item 5.05 of Form 8-K with respect to its code of ethics through a notice posted at investors.voya.com.

Exhibit A

Non-GAAP Financial Measures

In this proxy statement, we present Adjusted Operating Earnings Per Share, Adjusted Operating Earnings, Adjusted Operating Return on Allocated Capital and Ongoing Business Adjusted Operating Return on Equity, each of which is a non-GAAP financial measure.

Adjusted Operating Earnings

Adjusted Operating Earnings is defined as adjusted operating earnings before income taxes excluding the impacts of DAC, VOBA, and other intangible unlocking. Adjusted operating earnings before income taxes is calculated by adjusting GAAP income (loss) from continuing operations before income taxes for the following items:

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Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

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Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

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Income (loss) related to businesses exited through reinsurance or divestment that do not qualify as discontinued operations, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Adjusted operating earnings before income taxes with how we manages our segments;

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Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

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Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

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Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

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Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

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Other items not indicative of normal operations or performance of our segments or may be related to infrequent events including capital or organizational restructurings including certain costs related to debt and equity offerings as well as stock and/or cash based deal contingent awards; expenses associated with the rebranding of Voya Financial, Inc.; severance and other third-party expenses associated with restructuring. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. Additionally, with respect to restructuring, these costs represent changes in operations rather than investments in the future capabilities of our operating businesses.

Adjusted Operating Return on Allocated Capital

Adjusted Operating Return on Allocated Capital is defined as adjusted operating earnings for the Retirement, Investment Management, Individual Life, and Employee Benefits Segments (tax-effected based on the actual operating effective tax rate for the period) excluding the impacts of DAC, VOBA, and other intangible unlocking divided by the average capital allocated to these business segments for the period.

Ongoing Business Adjusted Operating Return on Equity

Ongoing Business Adjusted Operating Return on Equity is calculated by taking adjusted operating return on allocated capital excluding unlocking, as described above, and adjusting for financial leverage assuming a debt-to-capital ratio of 25% and the actual weighted average pre-tax interest rate for the total company.

Reconciliation of Income Per Share to Adjusted Operating Earnings Per Share

Adjusted Operating Earnings Per Share is defined as Voya’s consolidated adjusted operating earnings (tax-effected based on the actual operating effective tax rate for the period) divided by the weighted average diluted common shares for the period.

	2018	2017
Income (loss) available to Voya Financial, Inc.’s common shareholders per common share (Diluted)	$5.20	$(16.25)

Exclusion of per share impact of:
Net investment gains (losses) and related charges and adjustments	0.61	0.29
Net guaranteed benefit hedging gains (losses) and related charges and adjustments	(0.19)	(0.16)
Income (loss) related to businesses exited through reinsurance or divestment	0.35	0.16
Income (loss) on early extinguishment of debt	0.19	0.01
Immediate recognition of net actuarial gains (losses) related to pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments	0.22	0.06
Other adjustments to operating earnings	0.37	0.33
Effect of discontinued operations	2.72	14.01
Effect of assumed tax rate vs actual effective tax rate	0.01	3.43
Adjustment due to antidilutive effect of net loss in the current period	—	0.04

Adjusted operating earnings per common share (Diluted)	$4.04	$1.92

Forward-Looking and Other Cautionary Statements

This proxy statement contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,”

“estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully manage the separation of the fixed and variable annuities businesses that we sold to VA Capital LLC on June 1, 2018, including the transition services on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2018, which the Company filed with the Securities and Exchange Commission on Feb. 22, 2019.

Exhibit B

VOYA FINANCIAL, INC.

2019 OMNIBUS EMPLOYEE INCENTIVE PLAN

B-i

VOYA FINANCIAL, INC.

2019 OMNIBUS EMPLOYEE INCENTIVE PLAN

ARTICLE I

GENERAL

1.1	Purpose

The Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan (as amended from time to time, the “Plan”) is designed to help the Company (as hereinafter defined): (1) attract, retain and motivate officers and key employees (including prospective employees), Consultants and others who may perform services for the Company (other than non-employee directors of the Company (as hereinafter defined)); (2) align the interests of such persons with the stockholders of Voya Financial; and (3) promote ownership of Voya Financial’s equity.

This Plan governs Awards granted on or after the Effective Date (as hereinafter defined). This Plan will not affect the terms or conditions of any equity award grants under any other plans before the Effective Date.

1.2	Definitions of Certain Terms

For purposes of this Plan, the following terms have the meanings set forth below:

1.2.0 “Affiliate” means any person or entity that controls, is controlled by or is under common control with the Company.

1.2.1 “Award” means an award made pursuant to the Plan.

1.2.2 “Award Agreement” means the written document by which each Award is evidenced, and which the Committee will require a Grantee to execute or acknowledge as a condition to receiving an Award or the benefits under an Award, and which sets forth the terms and provisions applicable to Awards granted under the Plan to such Grantee. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

1.2.3 “Board” means the Board of Directors of Voya Financial.

1.2.4 “Business Combination” has the meaning set forth in Section 1.2.7(d).

1.2.5 “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

1.2.6 “Cause” means (x) with respect to a Grantee employed pursuant to a written employment agreement which agreement includes a definition of “Cause”, “Cause” as defined in that agreement or (y) with respect to any other Grantee, the occurrence of any of the following:

(a) such Grantee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof or under the laws of any other jurisdiction;

(b) such Grantee’s commission of, or participation in, a fraud or act of dishonesty against Voya Financial or any Subsidiary or any client of Voya Financial or of any Subsidiary;

(c) such Grantee’s material violation of any material contract or agreement between the Grantee and Voya Financial or any Subsidiary;

(d) any act or omission by Grantee involving malfeasance or gross negligence in the performance of Grantee’s duties and responsibilities to the material detriment of Voya Financial or any Subsidiary; or

(e) such Grantee’s material violation of the applicable rules or regulations of any governmental or self-regulatory authority that causes material harm to Voya Financial or any Subsidiary, such Grantee’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or such Grantee’s loss of any governmental or self-regulatory license that is reasonably necessary for such Grantee to perform his or her duties or responsibilities, in each case as an employee or a Consultant, as applicable, of Voya Financial or any Subsidiary.

The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause).

1.2.7 “Change in Control” means the occurrence of any of the following events:

(a) individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Voya Financial in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Voya Financial as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) any person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Voya Financial representing 30% or more of the combined voting power of Voya Financial’s then-outstanding securities eligible to vote for the election of the Board (the “Voya Financial Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of the ownership of, or an acquisition of, Voya Financial Voting Securities: (1) by Voya Financial or any Subsidiary, (2) by any employee benefit plan (or related trust) sponsored or maintained by Voya Financial or any Subsidiary, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities or (4) pursuant to a Non-Qualifying Transaction (as defined in Section 1.2.7(d));

(c) the approval by the stockholders of Voya Financial of any dissolution or liquidation of Voya Financial or the consummation of a sale of all or substantially all of Voya Financial’s assets; or

(d) the consummation of any merger, consolidation or statutory share exchange or similar form of corporate transaction involving Voya Financial that requires the approval of the stockholders of Voya Financial, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”) unless immediately following such Business Combination: (1) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Entity”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Voya Financial Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Voya Financial Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Voya Financial Voting Securities among the holders thereof immediately prior to the Business Combination), (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (3) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (1), (2) and (3) described in this Section (d) shall be deemed a “Non-Qualifying Transaction”).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of the Voya Financial Voting Securities as a result of the acquisition of Voya Financial Voting Securities by Voya Financial which reduces the number of Voya Financial Voting Securities outstanding; provided that if after such acquisition by Voya Financial such person becomes the beneficial owner of additional Voya Financial Voting Securities that increases the percentage of outstanding Voya Financial Voting Securities beneficially owned by such person, a Change in Control shall then occur.

1.2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

1.2.9 “Committee” has the meaning set forth in Section 1.3.1.

1.2.10 “Common Stock” means the common stock of Voya Financial, par value $0.01 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.3.

1.2.11 “Company” means Voya Financial, Inc. and any Subsidiary.

1.2.12 “Consent” has the meaning set forth in Section 3.3.2.

1.2.13 “Consultant” means any individual (other than a non-employee director of Voya Financial) who provides bona fide consulting or advisory services to Voya Financial or any Subsidiary pursuant to a written agreement.

1.2.14 “Covered Person” has the meaning set forth in Section 1.3.4.

1.2.15 “Effective Date” has the meaning set forth in Section 3.22.

1.2.16 “Employee” means a regular, active employee and a prospective employee of Voya Financial or any Subsidiary, as determined by the Committee, in its sole discretion.

1.2.17 “Employment” means a Grantee’s performance of services for Voya or any Subsidiary, as determined by the Committee. The terms “employ” and “employed” will have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment, (b) whether and when a change in a Grantee’s association with Voya Financial or any Subsidiary results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on outstanding Awards. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated will include both voluntary and involuntary terminations. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (“Section 409A”) (and not exempt therefrom), a termination of Employment occurs when a Grantee experiences a “separation from service” (as such term is defined under Section 409A).

1.2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.19 “Fair Market Value” means, with respect to a share of Common Stock, the closing price reported for the Common Stock on the applicable date as reported on the New York Stock Exchange or, if not so reported, as determined in accordance with a valuation methodology approved by the Committee, unless determined as otherwise specified herein. For purposes of the grant of any Award, the applicable date will be the trading day on which the Award is granted or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. For purposes of the exercise of any Award, the applicable date is the date a notice of exercise is received by the Company or, if such date is not a trading day, the trading day immediately following the date a notice of exercise is received by the Company.

1.2.20 “Family Member” means, as to a Grantee, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), or domestic partner of such Grantee, (ii) trusts for the exclusive benefit of one or more such persons and/or the Grantee and (iii) other entity owned solely by one or more such persons and/or the Grantee.

1.2.21 “Good Reason” means, in the absence of written consent of a Grantee:

(a) any material and adverse change in the Grantee’s position or authority with Voya Financial or any Subsidiary as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by Voya Financial or any Subsidiary within 60 days after receipt of notice thereof given by the Grantee;

(b) the transfer of the Grantee’s primary work site to a new primary work site that is more than 50 miles from the Grantee’s primary work site in effect immediately before a Change in Control; or

(c) a diminution of the Grantee’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies to all similarly situated employees.

Notwithstanding the foregoing, placing the Grantee on a paid leave for up to 90 days, pending the determination of whether there is a basis to terminate the Grantee for Cause, shall not constitute a Good Reason event. If the Grantee does not deliver to Voya Financial or the Subsidiary of whom he is an Employee, as applicable, a written notice of termination within 60 days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, the Grantee must give Voya Financial or the Subsidiary, as applicable, notice and 30 days to cure the event constituting Good Reason.

1.2.22 “Grantee” means an Employee or Consultant who receives an Award.

1.2.23 “Incentive Stock Option” means a stock option to purchase shares of Common Stock that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

1.2.24 “Incumbent Directors” has the meaning set forth in Section 1.2.7(a).

1.2.25 “Non-Qualifying Transaction” has the meaning set forth in Section 1.2.7(d).

1.2.26 “Performance Goals” means the goals determined by the Committee, in its discretion, to be applicable to a Grantee with respect to an Award. Performance goals for any Award may relate to any criteria determined by the Committee, in its discretion. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement on a whole Company basis or with respect to one or more businesses, business units, segments or Subsidiaries, or on the basis of individual performance. The Performance Goals may differ from Grantee to Grantee and from Award to Award. Any criteria used may be measured in absolute terms or relative to comparative companies and may be subject to adjustment as determined by the Committee in its discretion. The Committee may provide that any evaluation of performance include or exclude certain items that may occur during any fiscal year of the Company, including, without limitation, the following: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) DAC/VOBA unlocking, as described in the Company’s periodic financial disclosures; (vi) extraordinary or nonrecurring items, or other notable items; (vii) acquisitions or divestitures; and (viii) foreign exchange gains and losses.

1.2.27 “Plan” has the meaning set forth in Section 1.1.

1.2.28 “Plan Action” has the meaning set forth in Section 3.3.1.

1.2.29 “Section 409A” has the meaning set forth in Section 1.2.17.

1.2.30 “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

1.2.31 “Subsidiary” means any corporation or other entity in which Voya Financial has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or managing partners.

1.2.32 “Surviving Entity” has the meaning set forth in Section 1.2.7(d).

1.2.33 “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of Voya Financial and of any Subsidiary or parent corporation of Voya Financial.

1.2.34 “Voya Financial” means Voya Financial, Inc., a Delaware corporation.

1.2.35 “Voya Financial Voting Securities” has the meaning set forth in Section 1.2.7(b).

1.3	Administration

1.3.1 The Compensation and Benefits Committee of the Board (as constituted from time to time, and including any successor committee, the “Committee”) will administer the Plan. In particular, the Committee will have the authority in its sole discretion to:

(a) exercise all of the powers granted to it under the Plan;

(b) construe, interpret and implement the Plan and all Award Agreements;

(c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing the Committee’s own operations;

(d) make all determinations necessary or advisable in administering the Plan;

(e) correct any defect, supply any omission and reconcile any inconsistency in the Plan;

(f) amend the Plan to reflect changes in applicable law;

(g) grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the effect of a termination of Employment on such Awards;

(h) amend any outstanding Award Agreement in any respect, including, without limitation, to (1) accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any shares of Common Stock acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any shares of Common Stock delivered pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities); and

(i) determine at any time whether, to what extent and under what circumstances and method or methods, subject to Section 2.3.6 and 3.13, (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee, (3) to the extent permitted under applicable law, loans (whether or not secured by Common Stock) may be extended by the Company with respect to any Awards, (4) Awards may be settled by Voya Financial, any Subsidiary or any of its affiliates or any of its or their designees and (5) the exercise price for any stock option (other than an Incentive Stock Option, unless the Committee determines that such a stock option will no longer constitute an Incentive Stock Option) may be reset.

1.3.2 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken will be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive.

The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Company, any of its powers, responsibilities or duties, subject to applicable law. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.

1.3.3 Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.

1.3.4 No Employee or member of the Board (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award, except as expressly provided by statute. Each Covered Person will be indemnified and held harmless by Voya Financial against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and (b) any and all amounts paid by such Covered Person, with Voya Financial’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that Voya Financial will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once Voya Financial gives notice of its intent to assume the defense, Voya Financial will have sole control over such defense with counsel of Voya Financial’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under Voya Financial’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that Voya Financial may have to indemnify such persons or hold them harmless.

1.4	Persons Eligible for Awards

Awards under the Plan may be made to Employees and Consultants.

1.5	Types of Awards under Plan

Awards may be made under the Plan in the form of any of the following: (A) in each case in respect of Common Stock, (a) performance shares, (b) restricted shares, (c) restricted stock units, (d) dividend equivalent rights, (e) stock options and (f) other stock-based or stock-related Awards (including performance-based awards and as further described in Section 2.7) and (B) cash-based awards (as further described in Section 2.7), in each case that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6	Shares of Common Stock Available for Awards

1.6.1 Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be 11,700,000. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by Voya Financial. Shares of Common Stock issued in connection with awards that are assumed, converted or substituted as a result of the acquisition by Voya Financial or a Subsidiary of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan.

1.6.2 Replacement of Shares. If any Award or any award outstanding as of the Effective Date that was granted under the Voya Financial, Inc. 2014 Omnibus Employee Incentive Plan (each, a “Prior Plan Award”) is forfeited, expires, terminates, otherwise lapses or, solely with respect to any Award or Prior Plan Award that is not exercisable for or convertible into Common Stock, is settled for cash without the delivery of Common Stock, then the shares of Common Stock covered by such forfeited, expired, terminated or lapsed Award or Prior Plan Award will be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (A) any shares of Common Stock withheld in respect of taxes, (B) any shares tendered or withheld to pay the exercise price of stock options, and (C) any shares repurchased by the Company from the optionee with the proceeds from the exercise of stock options.

1.6.3 Adjustments. The Committee will adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1, adjust the individual Grantee limitations set forth in Section 2.8, adjust the number of shares of Common Stock set forth in Section 2.3.2 that can be issued through Incentive Stock Options and adjust the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate (including, without limitation, by payment of cash) to prevent the enlargement or dilution of rights, or otherwise as it deems appropriate, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of Voya Financial, including any extraordinary dividend or extraordinary distribution; provided that no such adjustment shall be made if or to the extent that it would cause an outstanding Award to cease to be exempt from, or to fail to comply with, Section 409A. After any adjustment made pursuant to this Section 1.6.3, the number of shares of Common Stock subject to each outstanding Award will be rounded down to the nearest whole number.

ARTICLE II

AWARDS UNDER THE PLAN

2.1	Agreements Evidencing Awards

Each Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Section 3.13, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of Voya Financial or any of its Affiliates. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2	No Rights as a Stockholder

No Grantee (or other person having rights pursuant to an Award) will have any of the rights of a stockholder of Voya Financial with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.3, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the shares are delivered, or in the event the Committee elects to use another system, such as book entries by the transfer agent, before the date in which such system evidences the Grantee’s ownership of such Shares.

2.3	Options

2.3.1 Grant. Stock options may be granted in such number and at such times during the term of the Plan as the Committee may determine.

2.3.2 Incentive Stock Options. At the time of grant, the Committee will determine (a) whether all or any part of a stock option granted to an eligible Employee will be an Incentive Stock Option and (b) the number of shares subject to such Incentive Stock Option; provided, however, that (1) the aggregate Fair Market Value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any calendar year (under all such plans of Voya Financial or any Affiliate) will not exceed $100,000 and (2) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by Voya Financial in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code. The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of shares subject to the Incentive Stock Option. No more than 2,000,000 shares of Common Stock (as adjusted pursuant to the provisions of Section 1.6.3) that can be delivered under the Plan shall be issued through Incentive Stock Options.

2.3.3 Exercise Price. The exercise price per share with respect to each stock option will be determined by the Committee but will not be less than the Fair Market Value of the Common Stock (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value).

2.3.4 Term of Stock Option. In no event will any stock option be exercisable after the expiration of ten years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five years) from the date on which the stock option is granted.

2.3.5 Vesting and Exercise of Stock Option and Payment for Shares. A stock option may vest and be exercised at such time or times and subject to such terms and conditions as will be determined by the Committee at the time the stock option is granted and set forth in the Award Agreement. Subject to any limitations in the applicable Award Agreement, any shares not acquired pursuant to the exercise of a stock option on the applicable vesting date may be acquired thereafter at any time before the final expiration of the stock option. To exercise a stock option, the Grantee must give written notice to Voya Financial specifying the number of shares to be acquired and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) shares of Common Stock, based on the Fair Market Value as of the exercise date, of the same class as those to be granted by exercise of the stock option, (c) any other form of consideration approved by the Company and permitted by applicable law and (d) any combination of the foregoing. The Committee may also make arrangements for the cashless exercise of a stock option. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by Voya Financial, on terms acceptable to Voya Financial, with the provisions of the Securities Act, the Exchange Act and any other applicable legal requirements. If a Grantee so requests, shares acquired pursuant to the exercise of a stock option may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.6 Repricing. Except as otherwise permitted by Section 1.6.3, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the stockholders of Voya Financial.

2.4	Restricted Shares

2.4.1 Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. Upon the delivery of such shares, the Grantee will have the rights of a stockholder with respect to the restricted shares, subject to any other restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee or its designated agent until the time the restrictions lapse.

2.4.2 Right to Vote and Receive Dividends on Restricted Shares. Each Grantee of an Award of restricted shares will, during the period of restriction, be the beneficial and record owner of such restricted shares and will have full voting rights with respect thereto. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all dividends (whether ordinary or extraordinary and whether paid in cash, additional shares or other property) or other distributions paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends or other distributions will revert back to the Company if for any reason the restricted share upon which such dividends or other distributions were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the relevant Grantee.

2.5	Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of Voya Financial until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common Stock, cash or other securities or property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.6	Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the regular cash dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The Grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of Voya Financial until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise of the Award to which they relate (subject to compliance with Section 409A), the time or times at which they will be made, and such other terms and conditions as the Committee will deem appropriate.

2.7	Other Stock-Based and Cash-Based Awards

2.7.1 Other Stock-Based Awards. The Committee may grant other types of stock-based or stock-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock and the grant of performance-based awards) in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals related to the completion of service by the Grantee or the achievement of Performance Goals, as determined by the Committee at the time of grant. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.7.2 Cash-Based Awards. The Committee may grant cash-based Awards unrelated to Common Stock in such amounts and subject to such terms and conditions as the Committee may determine. The terms and conditions set forth by the Committee in the applicable Award Agreement may relate to vesting and payout based upon achievement of one or more goals related to completion of service by the Grantee, achievement of Performance Goals or other performance criteria unrelated to Common Stock, as determined by the Committee at the time of grant. Such Awards will be payable solely in cash and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8	Individual Limitation on Awards

The maximum number of shares of Common Stock that may be covered by Awards granted under the Plan to any one individual in any one fiscal year of the Company may not exceed 1,000,000 (as adjusted pursuant to the provisions of Section 1.6.3).

2.9	Repayment if Conditions Not Met

If the Committee determines that all terms and conditions of the Plan and a Grantee’s Award Agreement were not satisfied, then the Grantee will be obligated to pay the Company immediately upon demand therefor, (a) with respect to a stock option, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised stock option, over the exercise price paid therefor, (b) with respect to restricted shares, an amount equal to the Fair Market Value (determined at the time such shares became vested) of such restricted shares, (c) with respect to restricted stock units, an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to the applicable delivery date and (d) with respect to any cash-based Award, the full amount in cash paid to the Grantee, in each case with respect to clauses (a), (b), (c) and (d) of this Section 2.9, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Award.

ARTICLE III

MISCELLANEOUS

3.1	Amendment of the Plan

3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever but, subject to Section 1.6.3 and 3.6 or as otherwise specifically provided herein, no such amendment shall materially adversely impair the rights of the Grantee of any Award without the Grantee’s consent.

3.1.2 Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency; provided, however, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code will be effective without the approval of the stockholders of Voya Financial.

3.2	Tax Withholding

Grantees shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any shares of Common Stock, cash or other securities or property pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, the Federal Insurance Contributions Act (FICA) tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including shares of Common Stock otherwise deliverable), (b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

3.3	Required Consents and Legends

3.3.1 If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action, a “Plan Action”), then such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

3.3.2 The term “Consent” as used in this Article III with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable in order to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (1) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (2) the Company’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (3) the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein will require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

3.4	Right of Offset

In the event of a Grantee’s termination of Employment, the Company will have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A, the Committee will have no right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A in respect of an outstanding Award.

3.5	Nonassignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the foregoing, the Committee may permit transfers of Awards to a Family Member (including transfers effected by a domestic relations order (in which case the term “spouse” in the definition of “Family Member” shall be deemed to include former spouses)) subject to such terms and conditions as the Committee shall determine, including requiring that such Awards be transferred without the receipt of consideration by the Grantee. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.5 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.6	Change in Control

3.6.1 Unless otherwise determined by the Committee (or unless otherwise set forth in an employment agreement or an Award Agreement), if a Grantee’s Employment is terminated by Voya Financial or any successor entity thereto without Cause, or if the Grantee terminates employment for Good Reason, in each case upon or within two years after a Change in Control, each Award granted to such Grantee prior to such Change in Control shall become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of Employment, and any shares of Common Stock deliverable pursuant to restricted stock units shall be delivered promptly (but no later than 15 days) following such Grantee’s termination of Employment, provided that, as of the Change in Control date, any outstanding performance-based Awards shall be deemed earned at the greater of the target performance level or actual performance level through the Change in Control date (or if no target performance level is specified with respect to an Award, such Award shall be deemed earned as if a target performance level had been set and achieved at exactly 100% of such target performance level) with respect to all open performance periods.

3.6.2 In the event of a Change in Control, a Grantee’s Award shall be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one of the following methods as determined by the Committee in its sole discretion: (a) settle such Awards for an amount (as determined in the sole discretion of the Committee) of cash or securities, where, in the case of stock options, the value of such amount, if any, will be equal to the in-the-money spread value (if any) of such Award; (b) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; or (c) provide that for a period of at least 20 days prior to the Change in Control, any stock options will be exercisable as to all shares of Common Stock subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control. For the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any stock option for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

3.7	Right of Discharge Reserved

Neither the grant of an Award nor any provision in the Plan or in any Award Agreement will confer upon any Grantee the right to continued Employment by the Company or affect any right which the Company may have to terminate or alter the terms and conditions of such Employment.

3.8	Nature of Payments

3.8.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a Grantee. Only whole shares of Common Stock will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

3.8.2 All such grants and deliveries of shares of Common Stock, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the Grantee and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee, unless the Company specifically provides otherwise.

3.9	Non-Uniform Determinations

3.9.1 The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

3.9.2 To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States, or both, and grant Awards (or amend existing Awards) in accordance with those rules.

3.10	Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11	Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.12	Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on the tenth anniversary of the Effective Date, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.13	Section 409A

3.13.1 All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A shall be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A shall be interpreted, administered and construed to comply with and preserve such exemption. The Board and the Committee shall have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan shall govern.

3.13.2 Without limiting the generality of Section 3.13.1, with respect to any Award made under the Plan that is (whether or not intended to be) “deferred compensation” subject to Section 409A:

(a) any payment due upon a Grantee’s termination of employment shall be paid only upon such Grantee’s separation from service from the Company within the meaning of Section 409A;

(b) any payment to be made with respect to such Award in connection with the Grantee’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(b) of the Code) shall be delayed until six months after the Grantee’s separation from service (or earlier death) to the extent such Grantee is a “specified employee” (within the meaning of Section 409A);

(c) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of shares of Common Stock in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the shares of Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);

(d) with respect to any required Consent described in Section 3.3.2 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;

(e) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment;

(f) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and

(g) for purposes of determining whether the Grantee has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with Voya Financial, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

3.14	Clawback/Recoupment

Awards under this Plan may be subject to recoupment or clawback as may be required by applicable law or stock exchange listing conditions or by the Voya Financial Inc. Compensation Recoupment Policy as it may be amended from time to time.

3.15	Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.16	Choice of Forum

3.16.1 The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in New York, New York over any suit, action or proceeding arising out of or relating to or concerning the Plan. The Company and each Grantee, as a condition to such Grantee’s participation in the Plan, acknowledge that the forum designated by this Section 3.16.1 has a reasonable relationship to the Plan and to the relationship between such Grantee and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 3.16.1.

3.16.2 The agreement by the Company and each Grantee as to forum is independent of the law that may be applied in the action, and the Company and each Grantee, as a condition to such Grantee’s participation in the Plan, (a) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (b) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Grantee now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.16.1, (c) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 3.16 and (d) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Grantee.

3.16.3 Each Grantee, as a condition to such Grantee’s participation in the Plan, hereby irrevocably appoints the Chief Legal Officer of Voya Financial as such Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who will promptly advise such Grantee of any such service of process.

3.16.4 Each Grantee, as a condition to such Grantee’s participation in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in Section 3.16, except that a Grantee may disclose information concerning such dispute, controversy or claim to the court that is considering such dispute, controversy or claim or to such Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).

3.17	Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.18	Waiver of Claims

Each Grantee of an Award recognizes and agrees that any determination made by the Committee, the Company or the Board on all matters relating to the Plan or any Award Agreement will be final, binding and conclusive, including, without limitation, the amount of any Award and the terms of any Award Agreement. Each Grantee of an Award recognizes and agrees that neither the Committee, the Company nor the Board will be required to obtain the consent of any Grantee in order to make any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.19	No Third Party Beneficiaries

Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.4 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

3.20	Successors and Assigns of Voya Financial

The terms of the Plan will be binding upon and inure to the benefit of Voya Financial and any successor entity contemplated by Section 3.5.

3.21	Waiver of Jury Trial

EACH GRANTEE WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PLAN.

3.22	Date of Adoption, Approval of Stockholders and Effective Date

The Plan was adopted by the Board on March 27, 2019, approved by the stockholders of Voya Financial on May 23, 2019 and became effective upon such stockholder approval (the “Effective Date”).

Voya Financial
230 Park Avenue
New York, NY 10169
voya.com

VOYA FINANCIAL

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VOYA2019 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. VOYA FINANCIAL, INC. 230 PARK AVENUE NEW YORK, NY 10169 E70262-P21990 VOYA FINANCIAL, INC. The Board of Directors recommends a vote FOR all nominees and FOR Items 2, 3 and 4. 1. Election of Directors For Against Abstain Nominees: 1a. Curtis Arledge 1b. Lynne Biggar For Abstain Against 2. Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers, as disclosed and discussed in the Proxy Statement 1c. Jane P. Chwick 1d. Ruth Ann M. Gillis 3. Approval of the adoption of the Voya Financial, Inc. 2019 Omnibus Employee Incentive Plan 1e. J. Barry Griswell 4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2019 1f. Rodney O. Martin, Jr. 1g. Byron H. Pollitt, Jr. All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered stockholders that return a signed proxy card, FOR all nominees listed in Item 1, FOR Items 2, 3 and 4. With respect to participants in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the “Plans”), in the absence of instructions, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received. 1h. Joseph V. Tripodi 1i. David Zwiener For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

VOYA FINANCIAL, INC. 2019 ANNUAL MEETING OF STOCKHOLDERS May 23, 2019 11:00 a.m., Eastern Daylight Time www.virtualshareholdermeeting.com/VOYA2019 WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting are available through 11:59 p.m., Eastern Daylight Time on May 22, 2019. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E70263-P21990 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS VOYA FINANCIAL, INC. SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned appoints Rodney O. Martin, Jr., Michael S. Smith and Patricia J. Walsh, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of Voya Financial, Inc. held of record by the undersigned as of March 25, 2019, at the 2019 Annual Meeting of Stockholders to be held on May 23, 2019, beginning at 11:00 a.m., Eastern Daylight Time, atwww.virtualshareholdermeeting.com/VOYA2019, and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment. If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Items 2, 3 and 4. This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of Voya Financial, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting. If the undersigned is a participant in the Voya 401(k) Savings Plan or the Voya 401(k) Plan for VRIAC Agents (the “Plans”), then the undersigned hereby directs Voya Institutional Trust as Trustee of the Plans to vote all the shares of Voya Financial common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof. If your proxy is not returned or is returned unsigned, the Trustee will vote your shares in the same proportion as all the shares held by the respective plan that are allocated to the participants of such plan for which voting instructions have been received. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side